UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Dollar General Corporation

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DEAR FELLOW SHAREHOLDER,

The 2022 Annual Meeting of Shareholders of Dollar General Corporation will be held on Wednesday, May 25, 2022, at 9:00 a.m., Central Time, at the Goodlettsville City Hall Auditorium, 105 South Main Street, Goodlettsville, Tennessee. All shareholders of record at the close of business on March 16, 2022, are invited to attend the annual meeting. For security reasons, however, to gain admission to the meeting you will be required to present photo identification and comply with other security measures.
We thank those of you who met with us over the past year and provided valuable feedback on broad-ranging topics such as corporate governance, environmental and social matters, human capital management, Board refreshment and composition, and our executive compensation program structure. In 2021, we invited shareholders representing approximately 60% of shares outstanding to participate in our annual ESG outreach program and ultimately engaged with shareholders comprising over 53% of shares outstanding. As Chairman of both the Board and the Nominating and Governance Committee, I led the engagement with shareholders representing over 31% of shares outstanding. The information we received during this engagement helped to inform decisions regarding the enhanced disclosures in this Proxy Statement and in our Serving Others report to be published in 2022 and provided further support for the Board’s decision to implement a shareholder special meeting right at a 25% ownership threshold. We are committed to continuing our dialogue with our shareholders and appreciate your engagement with us.
Your interest in Dollar General and your vote are very important to us. Whether or not you plan to attend the annual meeting, please vote at your earliest convenience.
On behalf of the Board of Directors, thank you for your continued support of Dollar General.

SINCERELY, MICHAEL M. CALBERT CHAIRMAN OF THE BOARD APRIL 1, 2022

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE	TIME	LOCATION

Wednesday May 25, 2022	9:00 a.m. Central Time	Goodlettsville City Hall Auditorium 105 South Main Street Goodlettsville, Tennessee

ITEMS OF BUSINESS:
WHO MAY VOTE:
Shareholders of record at the close of business on March 16, 2022
By Order of the Board of Directors,

Goodlettsville, Tennessee April 1, 2022	Christine L. Connolly Corporate Secretary
Please vote your proxy as soon as possible even if you expect to attend the annual meeting in person. You may vote your proxy via the internet or by phone by following the instructions on the Notice of Internet Availability or proxy card, or if you received a paper copy of these proxy materials by mail, you may vote by mail by completing and returning the enclosed proxy card in the enclosed reply envelope. No postage is necessary if the proxy is mailed within the United States. You may revoke your proxy by following the instructions listed on pages 2 - 3 of the Proxy Statement.
2022 Proxy Statement

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in the proxy statement or about Dollar General. This summary does not contain all of the information that you should consider, and you should review all of the information contained in the proxy statement before voting.
DOLLAR GENERAL AT-A-GLANCE*

~163,000
EMPLOYEES

18,190 STORES

DOLLAR GENERAL

LOW-PRICED PRODUCT MODEL
~20% OF PRODUCTS PRICED AT $1 OR LESS

at 2021 fiscal year end

MULTIPLE STORE FORMATS TO SERVE OUR CUSTOMERS

91st RANKING ON THE FORTUNE 500 LIST

$34.2
BILLION IN SALES
In fiscal year 2021

$3.2
BILLION OPERATING PROFIT
In fiscal year 2021

$2.4
BILLION NET INCOME
In fiscal year 2021

$10.17
DILUTED EPS
In fiscal year 2021

*
Data as of February 25, 2022, unless otherwise noted.

   2022 Proxy Statement

PROXY STATEMENT SUMMARY
VOTING MATTERS (pp. 1 - 9, 48, 50 and 52 - 53)
2022 PROPOSALS	Board Recommendation
Proposal 1: Election of Directors	For
Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation	For
Proposal 3: Ratification of Appointment of Auditors	For
Proposal 4: Shareholder Proposal Requesting Political Spending Disclosure	Against
HOW TO VOTE (p. 2)

MAIL	PHONE	INTERNET	IN PERSON

Complete, sign, date and mail your proxy card or voting instruction form	1-800-690-6903	www.proxyvote.com	May 25, 2022 9:00 a.m., CT Goodlettsville City Hall Auditorium 105 South Main Street Goodlettsville, TN

2022 Proxy Statement

PROXY STATEMENT SUMMARY

BOARD OF DIRECTORS GROUP DIVERSITY (pp. 4 - 9)
BOARD OF DIRECTORS COMPOSITION (pp. 4 - 9, 13 - 14 and 18)
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PROXY STATEMENT SUMMARY

PAY FOR PERFORMANCE (pp. 20 - 30)
The primary elements of our executive compensation program are summarized in the chart below and reflect a significant alignment with our shareholders’ interests.

Pay Element	Vehicle	2021 Metrics
Base Salary	Cash	Reflects comparable positions in the competitive marketplace, recognizing performance, responsibilities and experience
Short-Term Incentive	Cash	Adjusted EBIT **(100%)**
Long-Term Incentive	Options **(50%)** *Vest 25% annually over 4 years*	Stock price
	PSUs **(50%)** *3-year ratable vest (Adj. EBITDA)* *3-year cliff vest (Adj. ROIC)*	1-Year Adjusted EBITDA **(50%)** 3-Year Adjusted ROIC **(50%)**

Consistent with our philosophy,
and as illustrated to the right, a
significant portion of annualized
total target compensation for
our named executive officers in
2021 was variable/at-risk as a
result of being either
performance-based or linked to
changes in our stock price.

The most recent shareholder advisory vote on our named executive officer compensation was held on May 26, 2021. Excluding abstentions and broker non-votes, 90.1% of total votes were cast in support of the program.

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PROXY STATEMENT SUMMARY

SHAREHOLDER ENGAGEMENT (pp. 10 - 11)
Our Board of Directors appreciates and proactively seeks the viewpoints of our shareholders. Our focused outreach in the fall of 2021 encompassed a broad base of shareholders and discussion topics and helped inform the decisions to publish our consolidated EEO-1 data, to establish reduction targets for our Scopes 1 and 2 greenhouse gas emissions and to align certain of our disclosures to the TCFD framework, in each case in 2022, as well as various other disclosure enhancements in this proxy statement and in our Serving Others report to be published in 2022, and provided further support for the Board’s decision to implement a shareholder special meeting right at a 25% ownership threshold.
WHO WE ARE
We are today's neighborhood general store, serving the needs of our customers by providing convenience, value and service—Every day!

OUR MISSION

Serving Others

For Customers...

Convenience, Quality & Great Prices

For Employees...

Respect & Opportunity

For Shareholders...

A Superior Return

For Communities...

A Better Life

OUR VALUES

We believe in:

- Demonstrating integrity in everything we do.
- Providing employees the opportunity for growth and development in a friendly and fun environment.
- Delivering results through hard work and a shared commitment to excellence.
- Celebrating success and recognizing the contribution of others.
- Owning our actions and decisions and learning from our mistakes.
- Respecting the dignity and differences of others.

OUR OPERATING PRIORITIES

Driving profitable sales growth

Capturing growth opportunities

Enhancing our position as a low cost operator

Investing in our diverse teams through development, empowerment & inclusion

   2022 Proxy Statement

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 25, 2022
This Proxy Statement, our 2021 Annual Report and a form of proxy card are available at www.proxyvote.com. You will need your Notice of Internet Availability or proxy card to access the proxy materials.
As permitted by rules adopted by the Securities and Exchange Commission (“SEC”), we are furnishing our proxy materials over the Internet to some of our shareholders. This means that some shareholders will not receive paper copies of these documents but instead will receive only a Notice of Internet Availability containing instructions on how to access the proxy materials over the Internet and how to request a paper copy of our proxy materials, including the Proxy Statement, our 2021 Annual Report, and a proxy card. Shareholders who do not receive a Notice of Internet Availability will receive a paper copy of the proxy materials by mail, unless they have previously requested delivery of proxy materials electronically.

2022 Proxy Statement

PROXY STATEMENT
This document is the proxy statement of Dollar General Corporation that we use to solicit your proxy to vote upon certain matters at our Annual Meeting of Shareholders to be held on Wednesday, May 25, 2022. We will begin mailing to shareholders printed copies of this document and the form of proxy or the Notice of Internet Availability on or about April 1, 2022.
We include website addresses throughout this proxy statement for reference only. The information contained in these websites is not incorporated by reference into this proxy statement.

RECORD DATE: March 16, 2022
SOLICITATION, MEETING AND VOTING INFORMATION
What is Dollar General Corporation and where is it located?
Dollar General Corporation (NYSE: DG) has been delivering value to shoppers for more than 80 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at everyday low prices in convenient neighborhood locations. Dollar General operated 18,190 stores in 47 states as of February 25, 2022. Our principal executive offices are located at 100 Mission Ridge, Goodlettsville, Tennessee 37072.
We refer to our company as “we,” “us” or “Dollar General.” Unless otherwise noted or required by the context, “2022,” “2021,” “2020” and “2019” refer to our fiscal years ending or ended February 3, 2023, January 28, 2022, January 29, 2021, and January 31, 2020, respectively.
What is a proxy and who is asking for it and paying for the cost to solicit it?
A proxy is your legal designation of another person, called a “proxy,” to vote your stock. The document designating someone as a proxy is also called a proxy or a proxy card.
Our directors, officers and employees are soliciting your proxy on behalf of our Board of Directors and will not be specially paid for doing so. Solicitation of proxies by mail may be supplemented by telephone, email and other electronic means, advertisements, personal solicitation, news releases issued by Dollar General, postings on our website or otherwise. Dollar General will pay all expenses of this solicitation.
Who may attend the annual meeting?
Only shareholders as of the Record Date, their proxy holders and our invited guests may attend the annual meeting. To be admitted to the meeting, you must present a government-issued photo identification, such as a driver’s license, state-issued ID card or passport, and proof of share ownership as of the Record Date. To prove ownership, shareholders of record will be verified against our list of registered shareholders, while street name shareholders must show: an account statement showing the share ownership as of the Record Date; a copy of the voting instruction form provided by, or a valid legal proxy from, the broker, trustee, bank or nominee holding the shares; a letter from a broker, trustee, bank or nominee holding the shares confirming the beneficial owner’s ownership as of the Record Date; or other similar evidence of ownership. We reserve the right to deny admittance to anyone who does not comply with these requirements.
We will decide in our sole discretion whether your documentation meets the admission requirements. If you hold shares in a joint account, both owners can be admitted to the meeting if proof of joint ownership is provided and you both provide identification.
Where can I find directions to the annual meeting?
Directions to Goodlettsville City Hall, where we will hold the annual meeting, are posted on our website at https://investor.dollargeneral.com.
Will the annual meeting be webcast?
Yes. A live webcast of the annual meeting, including the question and answer session, will be available on https://investor.dollargeneral.com under “News and Events—Events and Presentations” at 9:00 a.m., Central Time, on May 25, 2022. Within 24 hours following the

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SOLICITATION, MEETING AND VOTING INFORMATION

meeting, a recording of the webcast will be available on our website for at least 30 days. The information on our website, however, is not incorporated by reference into, and does not form a part of, this proxy statement.
Who is entitled to vote at the annual meeting?
You may vote if you owned shares of Dollar General common stock at the close of business on the Record Date (March 16, 2022). As of that date, there were 228,784,867 shares of Dollar General common stock outstanding and entitled to vote. Each share is entitled to one vote on each matter.
What am I voting on?
You will be asked to vote on:
•
the election of the 8 nominees listed in this proxy statement (Proposal 1);

•
the approval on an advisory basis of our named executive officer compensation as disclosed in this proxy statement (Proposal 2);

•
the ratification of the appointment of our independent registered public accounting firm (the “independent auditor”) for 2022 (Proposal 3); and

•
the shareholder proposal as described in this proxy statement (Proposal 4).

We are unaware of other matters to be acted upon at the annual meeting. Under Tennessee law and our governing documents, no other non-procedural business may be raised at the meeting unless proper notice has been given to shareholders.
How many votes must be present to hold the annual meeting?
A quorum, consisting of the presence in person or by proxy of the holders of a majority of shares of our common stock outstanding on the Record Date, must exist to conduct business at the annual meeting. If a quorum is not present, the presiding officer at the meeting may adjourn the meeting from time to time until a quorum is present.
How do I vote?
If you are a shareholder of record, you may vote your proxy over the telephone or Internet or, if you received printed proxy materials, by marking, signing, dating and returning the printed proxy card in the enclosed envelope. Please refer to the Notice of Internet Availability or proxy card, as applicable, for the telephone number, Internet address and other instructions. Alternatively, you may vote your shares in person at the annual meeting. Even if you plan to attend the meeting, we recommend that you vote in advance so that your vote will be counted if you later decide not to attend the meeting.
If you are a street name holder, your broker, trustee, bank or other nominee will provide materials and instructions for voting your shares. You also may vote in person at the meeting if you obtain and bring to the meeting a legal proxy from your broker, banker, trustee or other nominee giving you the right to vote the shares.
In either case, shareholders wishing to attend the meeting must follow the procedures described above under “Who may attend the annual meeting.”
What is the difference between a “shareholder of record” and a “street name” holder?
You are a “shareholder of record” if your shares are registered directly in your name with EQ Shareowner Services, our transfer agent. You are a “street name” holder if your shares are held in the name of a brokerage firm, bank, trust or other nominee as custodian.
What if I receive more than one Notice of Internet Availability or proxy card?
You will receive multiple Notices of Internet Availability or proxy cards if you hold shares in different ways (e.g., joint tenancy, trusts, custodial accounts, etc.) or in multiple accounts. Street name holders will receive the Notice of Internet Availability or proxy card or other voting information, along with voting instructions, from their brokers. Please vote the shares represented by each Notice of Internet Availability or proxy card you receive to ensure that all your shares are voted.
How will my proxy be voted?
The persons named on the proxy card will vote your proxy as you direct. If you return a signed proxy card or complete the Internet or telephone voting procedures but do not specify how you want to vote your shares, the persons named on the proxy card will vote your shares in accordance with the recommendations of our Board of Directors. If business other than that described in this proxy statement is properly raised, your proxies have authority to vote as they think best, including to adjourn the annual meeting.
Can I change my mind and revoke my proxy?
Yes. A shareholder of record may revoke a proxy given pursuant to this solicitation by:
•
signing a valid, later-dated proxy card and submitting it so that it is received before the annual meeting in accordance with the instructions included in the proxy card;

22022 Proxy Statement

SOLICITATION, MEETING AND VOTING INFORMATION

•
at or before the meeting, submitting to our Corporate Secretary a written notice of revocation dated later than the date of the proxy;

•
submitting a later-dated vote by telephone or Internet no later than 11:59 p.m. Eastern Time on May 24, 2022; or

•
attending the meeting and voting in person.

Note that attendance at the meeting, by itself, will not revoke your proxy.
A street name holder may revoke a proxy given pursuant to this solicitation by following the instructions of the bank, broker, trustee or other nominee who holds his or her shares.
How many votes are needed to elect directors?
To be elected at the annual meeting, a nominee must receive the affirmative vote of a majority of votes cast by holders of shares entitled to vote at the meeting. Under our Charter, the “affirmative vote of a majority of votes cast” means that the number of votes cast in favor of a nominee’s election exceeds the number of votes cast against his or her election. You may vote in favor of or against the election of each nominee, or you may elect to abstain from voting your shares.
What happens if a director fails to receive the required vote for election?
An incumbent director who does not receive the required vote for election at the annual meeting must promptly tender a resignation as a director for consideration by our Board of Directors pursuant to our Board-approved director resignation policy. Each director standing for election at the meeting has agreed to resign, effective upon the Board’s acceptance of such resignation, if he or she does not receive a majority vote. If the Board rejects the offered resignation, the director will continue to serve until the next annual shareholders’ meeting and until his or her successor is duly elected or his or her earlier resignation or removal in accordance with our Bylaws. If the Board accepts the offered resignation, the Board, in its sole discretion, may fill the resulting vacancy or decrease the Board’s size.
How many votes are needed to approve other matters?
Proposal 2 (to approve on an advisory basis our named executive officer compensation), Proposal 3 (to ratify the appointment of our independent auditor for 2022), and Proposal 4 (a shareholder proposal described in this proxy statement) will be approved if the votes cast in favor of the applicable proposal exceed the votes cast against it. The vote on the compensation of our named executive officers is advisory and, therefore, not binding on Dollar General, our Board of Directors, or its Compensation Committee.
With respect to each of these proposals, and any other matter properly brought before the annual meeting, you may vote in favor of or against the proposal, or you may elect to abstain from voting your shares.
How will abstentions and broker non-votes be treated?
Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present but will not be counted as votes cast either in favor of or against a particular proposal and will have no effect on the outcome of the particular proposal.
What are broker non-votes?
Although your broker is the record holder of any shares that you hold in street name, it must vote those shares pursuant to your instructions. If you do not provide instructions, your broker may exercise discretionary voting power over your shares for “routine” items but not for “non-routine” items. All matters described in this proxy statement, except for the ratification of the appointment of our independent auditor, are considered to be non-routine matters.
“Broker non-votes” occur when shares held of record by a broker are not voted on a matter because the street name holder of the shares has not provided voting instructions and the broker either lacks or declines to exercise the authority to vote the shares in its discretion.
How can I ask questions or view the list of shareholders entitled to vote at the annual meeting?
You may submit pertinent questions in advance of the annual meeting beginning on May 11, 2022, by visiting www.proxyvote.com and entering your Control Number. Your Control Number is a 16-digit number that you can find in the Notice of Internet Availability or the proxy card (in each case if you are a shareholder of record), as applicable, or in the voting instruction form (if you are a street name holder). If you attend the meeting in person, you also may submit pertinent questions at the meeting. Rules of Conduct for the meeting, including rules pertaining to submission of questions, will be available prior to the meeting on www.proxyvote.com and at the meeting.
During the meeting, shareholders of record may examine the list of shareholders entitled to vote at the meeting, which list will be available at the meeting. To inspect such shareholder list prior to the meeting, please contact our Investor Relations department at 615-855-5529 or investorrelations@dollargeneral.com.

   2022 Proxy Statement3

PROPOSAL 1: Election of Directors
What is the structure of the Board of Directors?
Our Board of Directors must consist of 1 to 15 directors, with the exact number set by the Board. The Board size is currently fixed at 8. All directors are elected annually by our shareholders.
How are directors identified and nominated?
The Nominating and Governance Committee (the “Nominating Committee”) is responsible for identifying, evaluating and recommending director candidates, including the slate to be presented to shareholders for election at the annual meeting, to our Board of Directors, which makes the ultimate election or nomination determination, as applicable. The Nominating Committee may use a variety of methods to identify potential director candidates, such as recommendations by our directors, management, shareholders or third-party search firms (see “Can shareholders recommend or nominate directors?” below). The Nominating Committee has retained a third-party search firm to assist in identifying potential Board candidates who meet our qualification and experience requirements and, for any such candidate identified by such search firm, to compile and evaluate information regarding the candidate’s qualifications and experience and to conduct reference checks. When a third party search firm is used, the Nominating Committee expects the search firm to present a diverse candidate pool pursuant to the Board’s diversity policy discussed below.
Does the Board consider diversity when identifying director nominees?
Yes. Our Board of Directors values diversity in its broadest sense (including gender and race) and has adopted a written policy to endeavor to achieve a mix of members that represents a diversity of background and experience in areas that are relevant to our business. Similar to the “Rooney Rule,” this policy further provides that the Nominating Committee should seek to include qualified women and individuals from underrepresented groups in the pool from which candidates are selected. The Committee periodically assesses this policy’s effectiveness as part of its annual self-evaluation. The matrix included below illustrates the diverse experience and composition of our Board.

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PROPOSAL 1: Election of Directors

How are nominees evaluated; what are the threshold qualifications?
The Nominating Committee is charged with recommending to our Board of Directors only those candidates that it believes are qualified to serve as Board members consistent with the director selection criteria established by the Board.
The Nominating Committee assesses a candidate’s independence, background, experience and time commitments, as well as our Board’s skill needs. With respect to incumbent directors, the Committee also assesses the meeting attendance record and suitability for continued service. The Committee determines whether each nominee is in a position to devote adequate time to the effective performance of director duties and possesses the following threshold characteristics: integrity and accountability, informed judgment, financial literacy, a cooperative approach, a record of achievement, loyalty, and the ability to consult with and advise management. The Committee recommends candidates, including those submitted by shareholders, only if it believes a candidate’s knowledge, experience and expertise would strengthen the Board and that the candidate is committed to representing our shareholders’ long-term interests.
Who are the nominees this year?
All nominees for election as directors at the annual meeting, consisting of the 8 incumbent directors who were elected at the 2021 annual meeting of shareholders, were nominated by our Board of Directors for election by shareholders at the annual meeting upon the recommendation of the Nominating Committee. Our Board believes that each of the nominees can devote an adequate amount of time to the effective performance of director duties, is in compliance with our overboarding policy detailed in our Corporate Governance Guidelines, and possesses all of the threshold qualifications identified above.
If elected, each nominee would hold office until the 2023 annual meeting of shareholders and until his or her successor is elected and qualified, subject to any earlier resignation or removal.
The following lists the nominees, their ages at the date of this proxy statement and the calendar year in which they first became a director, along with their biographies and the experience, qualifications, attributes or skills that led our Board to conclude that each nominee should serve as a director of Dollar General.

WARREN F. BRYANT Age: 76 Director Since: 2009
Biography:
Mr. Bryant served as the President and Chief Executive Officer of Longs Drug Stores Corporation from 2002 through 2008 and as its Chairman of the Board from 2003 through his retirement in 2008. Prior to joining Longs Drug Stores, he served as a Senior Vice President of The Kroger Co. from 1999 to 2002. Mr. Bryant has served as a director of Loblaw Companies Limited since May 2013 and served as a director of OfficeMax Incorporated from 2004 to 2013 and Office Depot, Inc. from November 2013 to July 2017.

Specific Experience, Qualifications, Attributes and Skills:
Mr. Bryant has over 40 years of retail experience, including experience in marketing, merchandising, operations and finance. His substantial experience in leadership and policy-making roles at other retail companies, together with his current and former experience as a board member for other retailers, provides him with an extensive understanding of our industry, as well as with valuable executive management skills, global, strategic planning, and risk management experience, and the ability to effectively advise our CEO.

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PROPOSAL 1: Election of Directors

MICHAEL M. CALBERT Age: 59 Director Since: 2007
Biography:
Mr. Calbert has served as our Chairman of the Board since January 2016. He joined the private equity firm KKR & Co. L.P. in January 2000 and was directly involved with several KKR portfolio companies until his retirement in January 2014, after which he served as a consultant to KKR until June 2015. Mr. Calbert led KKR’s Retail industry team prior to his retirement. He also served as the Chief Financial Officer of Randall’s Food Markets from 1997 until it was sold in September 1999 and worked as a certified public accountant and consultant with Arthur Andersen Worldwide from 1985 to 1994, where his primary focus was the retail and consumer industry. Mr. Calbert has served as a director of Executive Network Partnering Corporation since September 2020, has been elected to serve as a director of PVH Corp. effective May 2022 and served as a director of AutoZone, Inc. from May 2019 to December 2021. He previously served as our Chairman of the Board from July 2007 until December 2008 and as our lead director from March 2013 until his re-appointment as our Chairman of the Board in January 2016.

Specific Experience, Qualifications, Attributes and Skills:
Mr. Calbert has considerable experience in managing private equity portfolio companies and is experienced with corporate finance and strategic business planning activities. As the former head of KKR’s global retail industry team, Mr. Calbert has a strong background and extensive experience in advising and managing companies in the retail industry, including evaluating business strategies and operations, financial plans and structures, risk, and management teams. His former service on various company boards in the retail industry further strengthens his knowledge and experience within our industry. Mr. Calbert also has a significant financial and accounting background evidenced by his prior experience as the chief financial officer of a retail company and his 10 years of practice as a certified public accountant.

PATRICIA D. FILI-KRUSHEL Age: 68 Director Since: 2012
Biography:
Ms. Fili-Krushel has served as Chairperson of the Board of Coqual, a non-profit think tank that focuses on global talent strategies, since February 2021. Prior thereto, she served as Coqual’s Chief Executive Officer from September 2018 until January 2021. She previously was Executive Vice President (April 2015 to November 2015) of NBCUniversal, serving as a strategist and key advisor to the CEO; Chairman of NBCUniversal News Group (July 2012 to April 2015); and Executive Vice President of NBCUniversal (January 2011 to July 2012) overseeing the operations and technical services, business strategy, human resources and legal functions. She was Executive Vice President of Administration at Time Warner Inc. (July 2001 to December 2010) overseeing philanthropy, corporate social responsibility, human resources, worldwide recruitment, employee development and growth, compensation and benefits, and security; Chief Executive Officer of WebMD Health Corp. (April 2000 to July 2001); and President of ABC Television Network (July 1998 to April 2000). Ms. Fili-Krushel has served as a director of Chipotle Mexican Grill, Inc. since March 2019 and I2PO since July 2021.

Specific Experience, Qualifications, Attributes and Skills:
Ms. Fili-Krushel’s background increases the breadth of experience of our Board as a result of her extensive executive experience overseeing the business strategy, philanthropy, corporate social responsibility, human resources, recruitment, employee growth and development, compensation and benefits, and legal functions, along with associated risks, at large public companies in the media industry. She also brings valuable oversight experience in diversity-related workplace matters from her positions at Coqual, as well as digital and e-commerce experience gained while serving as CEO of WebMD Health Corp. In addition, her understanding of consumer behavior based on her knowledge of viewership patterns and preferences provides a different perspective to our Board in understanding our customer base, and her other public company board experience brings additional perspective to our Board.

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PROPOSAL 1: Election of Directors

TIMOTHY I. MCGUIRE Age: 61 Director Since: 2018
Biography:
Mr. McGuire has served as Chief Executive Officer of Mobile Service Center Canada, Ltd. (d/b/a Mobile Klinik and, since July 2020, a business division of TELUS Corporation), a chain of professional smartphone repair stores, since October 2018 and as its Chairman of the Board (June 2017 to October 2018) and director (March 2017 to July 2020). He retired from McKinsey & Company, a worldwide management consulting firm, in August 2017 after serving as a leader of its global retail and consumer practice for almost 28 years, including leading the Americas retail practice for five years. While at McKinsey, Mr. McGuire led consulting efforts with major retail, telecommunications, consumer service, and marketing organizations in Canada, the United States, Latin America, Europe, and Australia. He also co-founded McKinsey Analytics, a global group of consultants bringing advanced analytics capabilities to clients to help make better business decisions. Mr. McGuire also held various positions with Procter & Gamble (1983 to 1989), including Marketing Director for the Canadian Food & Beverage division.

Specific Experience, Qualifications, Attributes and Skills:
Mr. McGuire brings over 30 years of valuable retail experience to our company, recently as Chief Executive Officer of Mobile Klinik and having served as a leader of McKinsey’s global retail and consumer practice for almost 28 years. He has expertise in strategy, new store/concept development, marketing and sales, operations, international expansion, big data and advanced analytics, as well as risk management experience. In addition, Mr. McGuire’s focus while at McKinsey on use of advanced analytics in retail, developing and implementing growth strategies for consumer services, food, general-merchandise and multi-channel retailers, developing new retail formats, the application of lean operations techniques, the redesign of merchandise flows, supply-chain optimization efforts, and the redesign of purchasing and supplier-management approaches, brings extensive relevant perspectives to our Board as it seeks to consult and advise our CEO and to shape our corporate strategy.

WILLIAM C. RHODES, III Age: 56 Director Since: 2009
Biography:
Mr. Rhodes was named Chairman of AutoZone, Inc., a specialty retailer and distributor of automotive replacement parts and accessories, in June 2007 and has served as its President and Chief Executive Officer and a director since 2005. He also previously held various other key management positions with AutoZone since joining the company in 1994. Prior to 1994, Mr. Rhodes was a manager with Ernst & Young LLP.

Specific Experience, Qualifications, Attributes and Skills:
Mr. Rhodes has over 25 years of experience in the retail industry, including extensive experience in operations, supply chain, and finance, among other areas, and a strong financial background. This background serves as a strong foundation for offering invaluable perspective and expertise to our CEO and our Board. In addition, his experience as a board chairman and chief executive officer of a public retail company provides leadership, consensus-building, strategic planning and budgeting skills, as well as international experience and an extensive understanding of both short- and long-term issues confronting the retail industry.

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PROPOSAL 1: Election of Directors

DEBRA A. SANDLER Age: 62 Director Since: 2020
Biography:
Ms. Sandler has served as President and Chief Executive Officer of La Grenade Group, LLC, a marketing consultancy that serves packaged goods companies operating in the health and wellness space, since September 2015. She also has served as Chief Executive Officer of Mavis Foods, LLC, a startup she founded that makes and sells Caribbean sauces and marinades, since April 2018. Ms. Sandler previously served seven years with Mars, Inc., including Chief Health and Wellbeing Officer (July 2014 to July 2015); President, Chocolate North America (April 2012 to July 2014); and Chief Consumer Officer, Chocolate (November 2009 to March 2012). She also held senior leadership positions with Johnson & Johnson from 1999 to 2009, where her last position was Worldwide President for McNeil Nutritionals LLC, a fully integrated business unit within the Johnson & Johnson Consumer Group of Companies. She began her career in 1985 with PepsiCo, Inc., where she served for 13 years in a variety of marketing positions of increasing responsibility. Ms. Sandler has served as a director of Keurig Dr Pepper Inc. since March 2021, Archer Daniels Midland Company since May 2016 and Gannett Co., Inc. since June 2015.

Specific Experience, Qualifications, Attributes and Skills:
Ms. Sandler has strong marketing and operating experience and a proven record of creating, building, enhancing and leading well-known consumer brands as a result of the leadership positions she has held with Mars, Johnson & Johnson and PepsiCo. These positions have required an extensive understanding of consumer behavior and the evolving retail environment. In addition, her launch of Mavis Foods has provided her with valuable e-commerce, strategic planning and financial experience, and her other public company board experience brings additional perspective to our Board.

RALPH E. SANTANA Age: 54 Director Since: 2018
Biography:
Mr. Santana has served as Executive Vice President and Chief Marketing Officer of Harman International Industries, a wholly-owned subsidiary of Samsung Electronics Co., Ltd., since April 2013, with responsibility for Harman’s worldwide marketing strategy and global design group. Mr. Santana previously served as Senior Vice President and Chief Marketing Officer of Samsung Electronics North America (June 2010 to September 2012), where he was responsible for launching Samsung’s U.S. e-commerce business. He also served 16 years at PepsiCo, Inc. (June 1994 to May 2010) in multiple international and domestic leadership roles in marketing, including Vice President of Marketing, North American Beverages, Pepsi-Cola, and held positions with its Frito-Lay’s international and North America operations. Mr. Santana began his career at Beverage Marketing Corporation (July 1989 to June 1992) where he served as a beverage industry consultant designing market entry and expansion strategies.

Specific Experience, Qualifications, Attributes and Skills:
Mr. Santana has almost 30 years of marketing experience spanning multiple technology and food and beverage consumer packaged goods categories. His deep understanding of digital marketing and retail shopper marketing, particularly in the area of consumer packaged goods, and his extensive experience in shaping multi-cultural strategy, executing marketing programs and making brands culturally relevant further enhances our Board’s ability to provide oversight and thoughtful counsel to management in these important and evolving areas of our business. His executive position also provides risk management experience.

82022 Proxy Statement

PROPOSAL 1: Election of Directors

TODD J. VASOS Age: 60 Director Since: 2015
Biography:
Mr. Vasos has served as Chief Executive Officer and a member of our Board since June 2015. He joined Dollar General in December 2008 as Executive Vice President, Division President and Chief Merchandising Officer and was promoted to Chief Operating Officer in November 2013. Prior to joining Dollar General, Mr. Vasos served in executive positions with Longs Drug Stores Corporation for seven years, including Executive Vice President and Chief Operating Officer (February 2008 to November 2008) and Senior Vice President and Chief Merchandising Officer (2001 to 2008), where he was responsible for all pharmacy and front-end marketing, merchandising, procurement, supply chain, advertising, store development, store layout and space allocation, and the operation of three distribution centers. He also previously served in leadership positions at Phar-Mor Food and Drug Inc. and Eckerd Corporation. Mr. Vasos has served as a director of KeyCorp since July 2020.

Specific Experience, Qualifications, Attributes and Skills:
Mr. Vasos has extensive retail experience, including over 10 years with Dollar General. He has a thorough understanding of all key areas of our business, which is further bolstered by his former experience overseeing the merchandising, operations, marketing, advertising, global procurement, supply chain, store development, store layout and space allocation functions of other retail companies. In addition, Mr. Vasos’s service in leadership and policy-making positions in the retail business has provided him with the necessary leadership skills to effectively guide and oversee the direction of Dollar General and with the consensus-building skills required to lead our management team, and his other public company board experience brings additional perspective to his leadership of Dollar General.

Can shareholders recommend or nominate directors?
Yes. Shareholders may recommend candidates to our Nominating Committee by providing the same information within the same deadlines required for nominating candidates pursuant to the advance notice provisions in our Bylaws. Pursuant to its Charter, our Nominating Committee is required to consider such candidates and to apply the same evaluation criteria to them as it applies to other director candidates. Shareholders also can go a step further and nominate directors for election by shareholders at an annual meeting by following the advance notice procedures in our Bylaws.
Whether recommending a candidate for our Nominating Committee’s consideration or nominating a director for election by shareholders at an annual meeting, you must submit a written notice for receipt by our Corporate Secretary at the address and within the deadlines disclosed under “Shareholder Proposals for 2023 Annual Meeting.” The notice must contain all information required by our Bylaws about the shareholder proposing the nominee and about the nominee.
We also have a “proxy access” provision in our Bylaws which allows eligible shareholders to nominate candidates for election to our Board and include such candidates in our proxy statement and ballot subject to the terms, conditions, procedures and deadlines set forth in Article I, Section 12 of our Bylaws. Our proxy access bylaw provides that holders of at least 3% of our outstanding shares, held by up to 20 shareholders, holding the shares continuously for at least 3 years, can nominate up to 20% of our Board for election at an annual shareholders’ meeting.
For more specific information regarding these deadlines in respect of the 2023 annual meeting of shareholders, see “Shareholder Proposals for 2023 Annual Meeting” below. You should consult our Bylaws, posted on the “Corporate Governance” section of our website located at https://investor.dollargeneral.com, for more detailed information regarding the processes summarized above. No shareholder nominees have been submitted for this year’s annual meeting.
What if a nominee is unwilling or unable to serve?
That is not expected to occur. If it does, the persons designated as proxies on the proxy card are authorized to vote your proxy for a substitute designated by our Board of Directors or the Board of Directors may reduce the size of the Board.
Are there any family relationships between any of the directors, executive officers or nominees?
There are no family relationships between any of our directors, executive officers or nominees.

The Board of Directors unanimously recommends that shareholders vote FOR the election of each of the 8 nominees named in this proposal.

   2022 Proxy Statement9

CORPORATE GOVERNANCE
What governance practices are in place to promote effective independent Board leadership?
Our Board of Directors has adopted a number of governance practices to promote effective independent Board leadership, such as:

Independent Board Chairman
Mr. Calbert, an independent director, serves as our Chairman of the Board. In this role, Mr. Calbert serves as a liaison between the Board and our CEO, approves Board meeting agendas, facilitates communication of annual evaluation feedback to the Board and to individual directors as further discussed below, and participates with the Compensation Committee in the annual CEO performance evaluation. This decision allows our CEO to focus his time and energy on managing our business, while our Chairman devotes his time and attention to matters of Board oversight and governance. The Board, however, recognizes that no single leadership model is right for all companies and at all times, and the Board will review its leadership structure as appropriate to ensure it continues to be in the best interests of Dollar General and our shareholders.

Annual Evaluations and Board Succession Planning
Our Board of Directors, each standing committee, and each individual non-employee director are evaluated annually using written questionnaires and a process approved by the Nominating Committee. Mr. Calbert, as Chairman of both the Board and the Nominating Committee, discusses the results of the individual evaluations, as well as succession considerations, with each director and the results of his own individual evaluation with the Chairperson of the Compensation Committee. The Board and each committee review and discuss the results of the Board and applicable committee evaluations, all with the goal of enhancing effective Board leadership, effectiveness and oversight. These evaluations and discussions also help inform director re-nomination decisions.

Annual CEO Performance Evaluations
The CEO is annually evaluated under the leadership of the Compensation Committee and the Chairman of the Board. All independent directors are invited to provide input into this discussion.

Regularly Scheduled Independent Director Sessions
Opportunity is available at each quarterly Board meeting for executive sessions of the non-management directors (all of whom are currently independent). Mr. Calbert, as Chairman, presides over all executive sessions of the non-management and the independent directors.

Shareholder Engagement
To build and maintain relationships with shareholders and to ensure their perspectives are understood and considered by our Board of Directors, we conduct year-round outreach through our senior management, investor relations and legal teams. In 2021, we also continued to engage in focused shareholder engagement efforts regarding environmental, social and governance (“ESG”) matters, inviting shareholders representing approximately 60% of our outstanding shares to discuss their perspectives on these matters. We ultimately held conversations with shareholders comprising over 53% of shares outstanding. As Chairman of both the Board and the Nominating Committee, Mr. Calbert led the engagement with shareholders representing over 31% of shares outstanding. For more information on our ESG-focused shareholder outreach efforts, please see “How does shareholder feedback affect decision-making, including decisions about the shareholder special meeting right approved at last year’s annual meeting” below.

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How does shareholder feedback affect decision-making, including decisions about the shareholder special meeting right approved at last year’s annual meeting?
Topics discussed during the ESG-focused shareholder outreach meetings held in the fall of 2021 generally centered on recent enhancements surrounding our corporate governance, including the implementation of the shareholder special meeting right following our 2021 annual shareholders’ meeting (our “2021 annual meeting”) which received the support of over 98% of votes cast as discussed further below; our disclosures and efforts around environmental and social matters and human capital management; the refreshment and composition of our Board of Directors; and our executive compensation program structure. Feedback from these meetings was shared with our Board members to inform future decisions pertaining to these matters and helped inform the decisions to publish our consolidated EEO-1 data, to establish reduction targets for our Scopes 1 and 2 greenhouse gas emissions and to align certain of our climate disclosures to the TCFD framework, in each case in 2022, as well as various other disclosure enhancements in this proxy statement and in our annual Serving Others report to be published in 2022.
In response to both the shareholder feedback received during our outreach meetings held in the fall of 2020 prior to our 2021 annual meeting and the voting results pertaining to the shareholder special meeting right at our 2021 annual meeting, we amended our Charter in May 2021 to provide shareholders holding 25% or more of our shares with the right to request that our Board call a special meeting of shareholders upon satisfaction of the terms and conditions detailed in our Charter and Bylaws. As discussed below, the Nominating Committee and our Board believe this right is consistent with the views of a substantial majority of our shareholders and is in the best interests of Dollar General and our shareholders.
•
Shareholder outreach: During our shareholder outreach meetings held in the fall of 2020 prior to our 2021 annual meeting, we held conversations with shareholders comprising 52% of shares outstanding regarding various ESG matters. During these conversations, we specifically solicited feedback regarding adoption of a special meeting right. Our shareholders overwhelmingly supported a shareholder special meeting right generally and, although they had divergent views regarding the threshold of outstanding shares required to exercise the right, we found broad support across our shareholder base for a 25% ownership threshold. Accordingly, the Board proposed a Charter amendment to implement a shareholder special meeting right at a 25% ownership threshold and opposed a shareholder proposal to implement such a right at a 10% ownership threshold.
•
Voting results: The Nominating Committee and our Board believe that the voting results at our 2021 annual meeting support the feedback we received during our 2020 investor outreach. An overwhelming majority of our shareholders—98.8% of the votes cast and 76.2% of our outstanding shares—voted in favor of the Board-supported proposal to adopt a special meeting right with a 25% threshold. In contrast, the shareholder proposal that contemplated a 10% threshold received substantially lower support—53.2% of votes cast and 43.8% of our outstanding shares.

The Nominating Committee and our Board continue to believe that a 25% special meeting threshold is in the best interests of Dollar General and our shareholders. In reaching that conclusion, the Nominating Committee and our Board considered:
•
the results of our 2020 investor outreach efforts detailed above.

•
that a significantly higher percentage of our shareholders voted for the Board-supported special meeting right proposal rather than the shareholder proposal at our 2021 annual meeting.

•
that the adoption of a special meeting right, or a change to lower the ownership threshold of our special meeting right, requires a Charter amendment that is approved by the affirmative vote of a majority of our outstanding shares. The 10% ownership threshold, which was approved by a minority of our outstanding shares entitled to vote on the shareholder proposal, did not receive support from the requisite number of shares that would be required to implement the right in our Charter.

•
the results of our 2021 shareholder outreach efforts, which continue to support a 25% threshold. Following the 2021 annual meeting, we again solicited views on this matter as part of our annual shareholder outreach conducted in the fall of 2021 and, based on the feedback we heard from shareholders, significant majority support remains for retaining the right at the 25% threshold.

Furthermore, the Nominating Committee and our Board continue to believe that a 25% threshold adds to our strong corporate governance practices, appropriately balancing shareholder rights in the event of an important, time-sensitive issue with the protection of the long-term interests of Dollar General and our shareholders against abuse of the right that could cause our company to unduly incur substantial costs and distraction.

   2022 Proxy Statement11

CORPORATE GOVERNANCE

What is the Board’s role in risk oversight?
Our Board of Directors and its three standing committees, the Audit Committee, the Compensation Committee and the Nominating Committee, have an important role in our risk oversight process. The entire Board is regularly informed about risks through the committee reporting process, as well as through special reports and updates from management and advisors. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. The Board believes this division of risk management responsibilities effectively addresses the material risks facing Dollar General. The Board further believes that our leadership structure, described above, supports the risk oversight function of the Board as it allows our independent directors, through independent Board committees and executive sessions of independent directors, to exercise effective oversight of management’s actions in identifying risks and implementing effective risk management policies and controls.
Strategic Planning Risk Oversight. Our company’s strategy is firmly rooted in our long-standing mission of Serving Others, as we consistently strive to improve our performance while retaining our customer-centric focus. The Board actively oversees our corporate strategy and related risks through both annual strategic planning meetings and discussions and reports on the status of and risks to our strategic initiatives at quarterly meetings.
Enterprise Risk Oversight. We identify and manage our key risks using our enterprise risk management program. This framework evaluates significant internal and external business, financial, legal, reputational, ESG and other risks, identifies mitigation strategies, and assesses any residual risk. The program employs interviews with various levels of management and our Board and reviews of strategic initiatives, recent or potential legislative or regulatory changes, certain internal metrics and other information. The Audit Committee oversees our enterprise risk management program, discussing with management the process by which risk assessment and risk management is undertaken and our major financial and other risk exposures, including without limitation those relating to information systems, information security, data privacy and business continuity, and the steps management has taken to monitor and control such exposures. The Audit Committee reviews enterprise risk evaluation results at least annually and high residual risk categories, along with their mitigation strategies, quarterly. In addition, as part of its regular review of progress versus the strategic plan, our Board reviews related material risks as appropriate. Our General Counsel also periodically provides information to the Board regarding our insurance coverage and programs as well as litigation and other legal risks.
Cybersecurity Risk Oversight. In addition to consideration as part of the enterprise risk management program, cybersecurity risk is further evaluated through various internal and external audits and assessments designed to validate the effectiveness of our controls for managing the security of our information assets. Management develops action plans to address select identified opportunities for improvement, and the Audit Committee quarterly reviews reports and metrics, including a dashboard, pertaining to cybersecurity risks and mitigation efforts with our Chief Information Officer and our Chief Information Security Officer to help the Audit Committee understand and evaluate current risks, monitor trends, and track our progress against specific metrics. The Audit Committee also has the responsibility to review with management and the outside auditor any unauthorized access to information technology systems that could have an effect on the Company’s financial statements.
Human Capital Management/Diversity and Inclusion Oversight. Our Board of Directors has delegated oversight of significant matters pertaining to our human capital management strategy to the Compensation Committee, including diversity and inclusion; recruitment, retention and engagement of employees; our executive compensation program; and the overall compensation philosophy and principles for the general employee population. As part of this oversight, each quarter the Compensation Committee reviews our diversity and inclusion efforts and results with the Chief People Officer. However, our Board retains direct oversight of certain human capital management areas, including annual discussions of management succession planning with the Chief Executive Officer and the Chief People Officer, review of significant employee-related litigation and legal matters at least quarterly with our General Counsel, and discussions of various human capital matters with the Chief Executive Officer. Our Board also has regularly reviewed our COVID-19 response with our Chief Executive Officer since March 2020.
Governance, Corporate Social Responsibility and Sustainability Risk Oversight. In addition to consideration of ESG as part of the enterprise risk management program, our Board of Directors has delegated oversight of corporate governance issues, including management’s efforts on significant corporate social responsibility and sustainability matters (to the extent the matter is not overseen by the full Board or other committee), to the Nominating Committee. Such matters may include significant issues relating to the environment, human rights, labor, health and safety, supply chain, community and governmental relations, charitable contributions, political contributions (if any), and similar matters. As part of this oversight, the Nominating Committee: reviews our sustainability disclosures and practices, including

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CORPORATE GOVERNANCE

climate-related disclosures, practices, strategy and goals/targets; oversees our ESG-related shareholder outreach program and shareholder proposals; receives regular reports on ESG engagements with and viewpoints provided by shareholders; and reviews detailed information regarding corporate governance trends and practices, all of which informs recommendations to the Board. Some recent examples of changes recommended by the Nominating Committee as a result of the governance practices reviews include: the implementation of the right of shareholders holding in the aggregate at least 25% of our common stock to request special meetings in 2021; the removal of the supermajority voting provisions from our Charter and Bylaws in 2020; and the implementation of proxy access in 2017.

What other functions are performed by the Board’s Committees?
The functions of the Board’s three standing committees are described in applicable Board-adopted written charters available on the “Corporate Governance” section of our website located at https://investor.dollargeneral.com and are summarized below along with each committee’s current membership. In addition to the functions outlined below, each committee performs an annual self-evaluation, periodically reviews and reassesses its charter, evaluates and makes recommendations concerning shareholder proposals that are within the committee’s expertise, and performs the risk oversight roles outlined above.

Name of Committee & Members	Committee Functions
AUDIT: Mr. Rhodes, Chairperson Mr. Bryant Ms. Sandler
•
Selects the independent auditor and periodically considers the advisability of audit firm rotation

•
Annually evaluates the independent auditor’s qualifications, performance and independence, as well as the lead audit partner, and reviews the annual report on the independent auditor’s internal quality control procedures and any material issues raised by its most recent review of internal quality controls

•
Pre-approves audit engagement fees and terms and all permitted non-audit services and fees, and discusses the audit scope and any audit problems or difficulties

•
Sets policies regarding the hiring of current and former employees of the independent auditor

•
Discusses the annual audited and quarterly unaudited financial statements with management and the independent auditor

•
Reviews CEO/CFO disclosures regarding any significant deficiencies or material weaknesses in our internal control over financial reporting, and establishes procedures for receipt, retention and treatment of complaints regarding accounting or internal controls

•
Discusses the types of information to be disclosed in earnings press releases and provided to analysts and rating agencies

•
Oversees our enterprise risk management program, including reports and metrics pertaining to cybersecurity risks

•
Reviews internal audit activities, projects and budget

•
Review and oversees reportable related party transactions (unless a particular transaction is within the purview of another committee) to ensure they are not inconsistent with the interests of the Company and our shareholders

•
Discusses with our general counsel legal matters having an impact on financial statements

•
Furnishes the committee report required in our proxy statement

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CORPORATE GOVERNANCE

Name of Committee & Members	Committee Functions
COMPENSATION: Ms. Fili-Krushel, Chairperson Mr. Bryant Mr. McGuire
•
Oversees significant matters pertaining to human capital management strategy, including diversity and inclusion and recruitment, retention and engagement of employees

•
Reviews and approves corporate goals and objectives relevant to CEO compensation

•
Determines executive officer compensation (with an opportunity for the independent directors to ratify CEO compensation) and recommends Board compensation for Board approval

•
Oversees overall compensation philosophy and principles for the general employee population

•
Establishes short-term and long-term incentive compensation programs for senior officers and approves all equity awards

•
Oversees share ownership guidelines and holding requirements for Board members and senior officers

•
Oversees the performance evaluation process for senior officers

•
Reviews and discusses disclosure regarding executive compensation, including Compensation Discussion and Analysis and compensation tables (in addition to preparing the report on executive compensation for our proxy statement)

•
Selects and determines fees and scope of work of its compensation consultant

•
Oversees and evaluates the independence of its compensation consultant and other advisors

NOMINATING AND GOVERNANCE: Mr. Calbert, Chairperson Ms. Fili-Krushel Ms. Sandler Mr. Santana
•
Develops and recommends criteria for selecting new directors

•
Screens and recommends to our Board individuals qualified to serve on our Board

•
Recommends Board committee structure and membership

•
Recommends persons to fill Board and committee vacancies

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Develops and recommends Corporate Governance Guidelines and corporate governance practices and oversees corporate governance issues, including the ESG-related shareholder engagement program

•
Oversees the process governing annual Board, committee and director evaluations

•
Oversees management’s efforts pertaining to significant corporate social responsibility and sustainability matters, which may include issues relating to the environment, human rights, labor, health and safety, supply chain, community and governmental relations, charitable and political contributions, and similar matters

•
Evaluates ESG-related shareholder proposals unless within the subject matter jurisdiction or expertise of another independent Board committee

•
Evaluates the appropriateness of a director’s continued Board and committee membership in light of any changed circumstances that could affect the director’s independence, qualifications or availability

•
Considers requests by directors and executive officers to serve on the board of directors of a for-profit company, taking into account among other factors the overboarding policy set forth in our Corporate Governance Guidelines

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CORPORATE GOVERNANCE

Does an audit committee financial expert serve on the Audit Committee?
Yes. Our Board of Directors has determined that Mr. Rhodes, Mr. Bryant and Ms. Sandler are audit committee financial experts who are independent as defined in New York Stock Exchange (“NYSE”) listing standards and in our Corporate Governance Guidelines.
How often did the Board and its committees meet in 2021?
During 2021, our Board of Directors, Audit Committee, Compensation Committee and Nominating Committee met 5, 4, 6 and 4 times, respectively. Each incumbent director attended at least 75% of the total of all meetings of the Board and committees on which he or she served which were held during the period for which he or she was a director and a member of each applicable committee.
What is Dollar General’s policy regarding Board member attendance at the annual meeting?
Our Board of Directors has adopted a policy that all directors should attend annual shareholders’ meetings unless attendance is not feasible due to unavoidable circumstances. The 2021 annual shareholders’ meeting was held virtually as a result of precautions related to the COVID-19 pandemic. All persons serving as Board members at the time of the 2021 annual shareholders’ meeting attended the meeting virtually.
Does Dollar General have a management succession plan?
Yes. Our Board of Directors ensures that a formalized process governs long-term management development and succession. Our comprehensive program encompasses not only our CEO and other executive officers but all employees through the front-line supervisory level. The program focuses on key succession elements, including identification of potential successors for positions where internal succession is appropriate, assessment of each potential successor’s level of readiness, diversity considerations, and preparation of individual growth and development plans. Our long-term business strategy is also considered with respect to CEO succession planning.
Our Board formally reviews our succession plan for officers, as well as other notable talent, at least annually. In addition, we maintain and review with the Board periodically a confidential procedure for the timely and efficient transfer of the CEO’s responsibilities in the event of an emergency or his sudden incapacitation or departure.
Are there share ownership guidelines and holding requirements for Board members and senior officers?
Yes. Details of our share ownership guidelines and holding requirements for Board members and senior officers are included in our Corporate Governance Guidelines. See “Compensation Discussion and Analysis—Share Ownership Guidelines and Holding Requirements” and “Director Compensation” for more information on these guidelines and holding requirements. The Compensation Committee establishes the related administrative details.
How can I communicate with the Board of Directors?
We describe our Board-approved process for security holders and other interested parties to contact the entire Board, a particular director, or the non-management directors or independent directors as a group on the “Corporate Governance” section of our website located at https://investor.dollargeneral.com.
Where can I find more information about Dollar General’s governance practices?
Our governance-related information is posted on https://investor.dollargeneral.com under “Corporate Governance,” including our Corporate Governance Guidelines, Code of Business Conduct and Ethics, the charter of each of the Audit Committee, the Compensation Committee and the Nominating Committee, and the name(s) of the person(s) chosen to lead the executive sessions of the non-management directors and, if different, of the independent directors. This information is available in print to any shareholder who sends a written request to: Investor Relations, Dollar General Corporation, 100 Mission Ridge, Goodlettsville, Tennessee 37072.

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DIRECTOR COMPENSATION
Our director compensation program is designed to fairly pay directors for their time and efforts and to align their interests with the long-term interests of our shareholders. At least once every two years, the Compensation Committee reviews the form and amount of director compensation in light of these goals and makes related recommendations to the Board of Directors. The Committee considers peer group market data as the primary market reference point, survey data of general industry companies with revenues greater than $10 billion for a general understanding of compensation practices in the broader market context, and directional recommendations, all as presented by its independent compensation consultant, Pearl Meyer. More information about our peer group and the Pearl Meyer engagement can be found under “Use of Market Data” and “Use of Outside Advisors,” respectively, in “Compensation Discussion and Analysis.” The Committee has the authority to delegate any of its responsibilities to one or more subcommittees as the Committee may deem appropriate to the extent allowed by applicable law and the NYSE.
Management serves in an administrative and support role for the Compensation Committee and Pearl Meyer, conducting research, compiling data, providing necessary Company-specific information, or otherwise assisting as requested. The Committee also may seek management’s viewpoint on Pearl Meyer’s analysis and recommendations.
The following table and text summarize the compensation earned by or paid to each person who served as a non-employee member of our Board of Directors during all or part of 2021. Mr. Vasos, whose executive compensation is discussed under “Executive Compensation” below, was not separately compensated for his service on the Board. We have omitted the columns pertaining to “Non-Equity Incentive Plan Compensation” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” because they are inapplicable.
Fiscal 2021 Director Compensation
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Warren F. Bryant	95,000	154,323	—	1,381	250,704
Michael M. Calbert	112,500	336,279	—	2,972	451,751
Patricia D. Fili-Krushel	115,000	154,323	—	1,381	270,704
Timothy I. McGuire	95,000	154,323	—	1,381	250,704
William C. Rhodes, III	120,000	154,323	—	1,381	275,704
Debra A. Sandler	95,000	154,323	—	1,381	250,704
Ralph E. Santana	95,000	154,323	—	1,381	250,704

(1)
In addition to the annual Board retainer, Messrs. Calbert and Rhodes and Ms. Fili-Krushel earned annual retainers for service as committee chairpersons during fiscal 2021.

(2)
Represents the grant date fair value of restricted stock units (“RSUs”) awarded to Mr. Calbert on February 1, 2021 ($181,956) for his annual Chairman of the Board retainer, as well as to each director (including Mr. Calbert) on May 25, 2021 ($154,323), in each case computed in accordance with FASB ASC Topic 718. Information regarding assumptions made in the valuation of these awards is included in Note 9 of the annual consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended January 28, 2022, filed with the SEC on March 18, 2022 (our “2021 Form 10-K”). As of January 28, 2022, each of the persons listed in the table above had the following total unvested RSUs outstanding (including additional unvested RSUs credited as a result of dividend equivalents earned with respect to such RSUs): each of Messrs. Bryant, McGuire, Rhodes and Santana and Mss. Fili-Krushel and Sandler (781); and Mr. Calbert (1,732).

(3)
The Board eliminated the use of stock option awards as part of director compensation beginning in fiscal 2015. As of January 28, 2022, each of the persons listed in the table above had the following total unexercised stock options outstanding (whether or not then exercisable): each of Messrs. Bryant and Calbert and Ms. Fili-Krushel (8,833); and each of Messrs. McGuire, Rhodes and Santana and Ms. Sandler (0).

(4)
Represents the dollar value of dividend equivalents paid, accumulated or credited on unvested RSUs. Perquisites and personal benefits, if any, totaled less than $10,000 per director and therefore are not included in the table.

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DIRECTOR COMPENSATION

Each non-employee director receives payment (prorated as applicable) for a fiscal year in quarterly installments of the following cash compensation, as applicable, along with an annual award of RSUs, payable in shares of our common stock, having the estimated value listed below:
Fiscal Year	Board Retainer ($)	Audit Committee Chairperson Retainer ($)	Compensation Committee Chairperson Retainer ($)	Nominating Committee Chairperson Retainer ($)	Estimated Value of Equity Award ($)
2021	95,000	25,000	20,000	17,500	165,000(1)

(1)
For annual equity awards granted in fiscal 2022, the estimated value of the equity award has been increased to $175,000 as a result of the Committee’s review of market data and the recommendations of the Committee’s compensation consultant.

The RSUs are awarded annually to each non-employee director who is elected or re-elected at the annual shareholders’ meeting and to any new director appointed thereafter but before February 1 of a given year. The RSUs are scheduled to vest on the first anniversary of the grant date subject to certain accelerated vesting conditions. Directors generally may defer receipt of shares underlying the RSUs. Prior to fiscal 2022, the RSUs were awarded under our Amended and Restated 2007 Stock Incentive Plan. For grants made beginning in fiscal 2022, the RSUs are awarded under our 2021 Stock Incentive Plan.
In addition to the fees outlined above, the Chairman of the Board receives an annual retainer delivered in the form of RSUs, payable in shares of our common stock and scheduled to vest on the first anniversary of the grant date, subject to certain accelerated vesting conditions, having an estimated value of  $200,000. Prior to fiscal 2022, the RSUs were awarded under our Amended and Restated 2007 Stock Incentive Plan. For grants made beginning in fiscal 2002, the RSUs are awarded under our 2021 Stock Incentive Plan.
The forms and amounts of director compensation as outlined above were recommended by the Compensation Committee and approved by the Board after taking into account market data, recommendations of the Committee’s compensation consultant, Pearl Meyer, and, for the additional equity award to the Chairman of the Board, his further responsibilities to the Company.
Up to 100% of cash fees earned for Board services in a fiscal year generally may be deferred under the Non-Employee Director Deferred Compensation Plan.
Benefits are payable upon separation from service in the form, as elected by the director at the time of deferral, of a lump sum distribution or monthly payments for 5, 10 or 15 years. Participating directors can direct the hypothetical investment of deferred fees into funds identical to those offered in our 401(k) Plan and will be credited with the deemed investment gains and losses. The amount of the benefit will vary depending on the fees the director has deferred and the deemed investment gains and losses. Benefits upon death are payable to the director’s named beneficiary in a lump sum. In the event of a director’s disability (as defined in the Non-Employee Director Deferred Compensation Plan), the unpaid benefit will be paid in a lump sum. Participant deferrals are not contributed to a trust, and all benefits are paid from Dollar General’s general assets.
Our non-employee directors are subject to share ownership guidelines, expressed as a multiple of the annual cash retainer payable for service on our Board (exclusive of additional amounts paid to each Committee chairperson), and holding requirements. The current ownership guideline is 5 times and should be acquired within 5 years of election to the Board. When the ownership guideline is increased, incumbent non-employee directors are allowed an additional year to acquire the incremental multiple. Each non- employee director is required to retain ownership of 100% of all net after-tax shares granted by Dollar General until reaching the share ownership target. As of January 28, 2022, each of our Board members was in compliance with our share ownership and holding requirement policy either because he or she met the guideline or was within the allotted grace period.

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DIRECTOR INDEPENDENCE
Is Dollar General subject to the NYSE governance rules regarding director independence?
Yes. A majority of our directors must satisfy the independence requirements set forth in the NYSE listing standards. All members of the Audit Committee, the Compensation Committee and the Nominating Committee also must be independent to comply with NYSE listing standards and, in the case of the Audit Committee, with SEC rules. The NYSE listing standards define specific relationships that disqualify directors from being independent and further require that the Board of Directors affirmatively determine that a director has no material relationship with Dollar General in order to be considered “independent.” The SEC’s rules and NYSE listing standards contain separate definitions of independence for members of audit committees and compensation committees, respectively.
How does the Board of Directors determine director independence?
Our Board of Directors determines the independence of each director and director nominee using guidelines it has adopted, which include all elements of independence in the NYSE listing standards and SEC rules as well as certain Board-adopted categorical independence standards. These guidelines are detailed within our Corporate Governance Guidelines posted on the “Corporate Governance” section of our website located at https://investor.dollargeneral.com.
The Board first considers whether any director or nominee has a relationship covered by the NYSE listing standards that would prohibit an independence finding for Board or committee purposes. The Board then analyzes any relationship of the remaining eligible directors and nominees with Dollar General or our management that falls outside the parameters of the Board’s separately adopted categorical independence standards to determine if that relationship is material. The Board may determine that a person who has a relationship outside such parameters is nonetheless independent because the relationship is not considered to be material. Any director who has a material relationship with Dollar General or its management is not considered to be independent. Absent special circumstances, the Board does not consider or analyze any relationship that management has determined falls within the parameters of the Board’s separately adopted categorical independence standards.
Are all of the directors and nominees independent?
Our CEO, Todd J. Vasos, is the only non-independent director. Our Board of Directors has affirmatively determined that each of Messrs. Bryant, Calbert, McGuire, Rhodes and Santana and Mss. Fili-Krushel and Sandler is independent under both the NYSE listing standards and our additional independence standards. Any relationship between an independent director and Dollar General or our management fell within the Board-adopted categorical standards and, accordingly, was not reviewed or considered by the Board in making independence decisions. There is no person currently serving or who served in 2021 on the Audit Committee, the Compensation Committee or the Nominating Committee that does or did not meet, as applicable, the NYSE independence requirements for membership on those committees, our additional standards and, as to the Audit Committee, SEC rules.

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TRANSACTIONS WITH MANAGEMENT AND OTHERS
Does the Board of Directors have a related- party transactions approval policy?
Yes. Our Board of Directors has adopted a written policy for the review, approval or ratification of  “related party transactions.” For purposes of this policy, a “related party” includes our directors, director nominees, executive officers and greater than 5% shareholders, and any of their immediate family members, and a “transaction” includes one or a series of similar financial or other transactions, arrangements or relationships in which (1) Dollar General or one of our subsidiaries is a participant; (2) a related party has a direct or indirect material interest; and (3) the total amount may exceed $120,000 and is required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as determined by our Law Department.
The policy requires that a designated Board committee review in advance and oversee related party transactions for potential conflicts of interest and prohibit the transaction if it determines the transaction is inconsistent with the interests of Dollar General and our shareholders. The Audit Committee is the designated committee for related party transactions except for compensatory transactions, which the Compensation Committee will review and oversee, and charitable donations or payments to an industry group, which the Nominating Committee will oversee. The related party may not participate in the review or approval of the related party transaction.
In determining whether a related party transaction should be approved or prohibited, the policy directs the designated committee to consider all relevant facts and circumstances, which may include among other factors whether:
•
the terms of the transaction are fair to Dollar General and on the same basis as if the transaction had occurred on an arm’s-length basis;

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there are any compelling business reasons for Dollar General to enter into the transaction, and the nature of alternative transactions, if any; and

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the transaction would present an improper conflict of interest for any of our Board members or executive officers.

If approved, the designated committee will review each ongoing related party transaction at least annually to determine whether it should be allowed to continue.
If a related party transaction is inadvertently entered into without the required prior approval, including without limitation if a related party’s interest arises only after the commencement of an ongoing transaction, the designated committee will review the transaction as soon as is reasonably practicable and determine whether to ratify or prohibit the transaction, taking into consideration all relevant facts and circumstances, which may include among other factors those outlined above, the reason the policy was not followed and whether subsequent ratification would be detrimental to Dollar General.
In determining whether a transaction meets the definition of a related party transaction under the policy, the policy directs the Law Department to evaluate all relevant facts and circumstances, but provides that a related party’s interest in the following transactions generally would not be considered material, although the transaction amounts listed are not intended to imply that transaction amounts in excess of such amounts are presumed to be material:
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transactions involving a total amount that does not exceed the greater of  $1 million or 2% of an entity’s annual consolidated revenues (total consolidated assets in the case of a lender) if no related party who is an individual participates in providing the services or goods to, or negotiations with, us on the other entity’s behalf or receives special compensation or benefit as a result; or

•
payments to a charitable organization, foundation or university if the total amount does not exceed 2% of the recipient’s total annual receipts and no related party who is an individual participates in the payment decision or receives any special compensation or benefit as a result.

What related party transactions existed in 2021 or are planned for 2022?
There are no transactions that have occurred since the beginning of 2021, or any currently proposed transactions, that involve Dollar General and exceed $120,000 and in which a related party had or has a direct or indirect material interest.

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EXECUTIVE COMPENSATION
This section provides details of fiscal 2021 compensation for our named executive officers: Todd J. Vasos, Chief Executive Officer; John W. Garratt, Executive Vice President and Chief Financial Officer; Jeffery C. Owen, Chief Operating Officer; Rhonda M. Taylor, Executive Vice President and General Counsel; and Carman R. Wenkoff, Executive Vice President and Chief Information Officer.
Compensation Discussion and Analysis
Overview
Our executive compensation program is designed to serve the long-term interests of our shareholders. To deliver superior shareholder returns, we believe it is critical to offer a competitive compensation package that will attract, retain, and motivate experienced executives with the requisite expertise. Our program is designed to balance the short-term and long-term components and thus incent achievement of our annual and long-term business strategies, to pay for performance, and to maintain our competitive position in the market in which we compete for executive talent.
Compensation Best Practices
We strive to align our executives’ interests with those of our shareholders and to follow sound corporate governance practices.
Compensation Practice	Dollar General Policy
Pay for performance
A significant portion of compensation, including our annual Teamshare cash bonus incentive and our equity incentive compensation, is either performance-based, linked to changes in our stock price, or both.

Robust share ownership guidelines and holding requirements	Our share ownership guidelines and holding requirements create further alignment with shareholders’ long-term interests. See “Share Ownership Guidelines and Holding Requirements.”
Clawback policy
Our annual performance share unit (“PSU”) equity awards and the annual Teamshare cash bonus program allow for the clawback of performance-based incentive compensation paid or awarded to a named executive officer in the case of a material financial restatement resulting from fraud or intentional misconduct on the part of the executive officer.

Hedging, pledging and margin prohibitions
Our policy prohibits executive officers and Board members (and certain of their family members, entities and trusts) from hedging against any decrease in the market value of Dollar General equity securities awarded by our company and held by them, and from pledging as collateral or holding in a margin account any securities issued by Dollar General. See “Hedging and Pledging Policies.”

No excise tax gross-ups and minimal income tax gross-ups	We do not provide tax gross-up payments to named executive officers other than on relocation-related items.
Double-trigger provisions	All equity awards granted to named executive officers include a “double-trigger” vesting provision upon a change in control.
No repricing or cash buyout of underwater stock options without shareholder approval	Our equity incentive plans prohibit repricing underwater stock options, reducing the exercise price of stock options or replacing awards with cash or another award type, without shareholder approval.
Annual compensation risk assessment	At least annually, our Compensation Committee assesses the risk of our compensation program.

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Pay for Performance
Consistent with our philosophy, and as illustrated to the right, a significant portion of annualized total target compensation for our named executive officers in 2021 was variable/at-risk as a result of being either performance-based, linked to changes in our stock price, or both.
In addition, the following financial performance was achieved in accordance with our short-term and long-term incentive plans:
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Teamshare Bonus Program
We achieved 2021 adjusted EBIT (as defined and calculated for purposes of the 2021 Teamshare bonus program) of $3.468 billion, or 118.7% of the adjusted EBIT target, which resulted in a 2021 Teamshare payout to each named executive officer of 224.4% of his or her target Teamshare bonus percentage opportunity (see “Short-Term Cash Incentive Plan”).

•
Performance Share Units
The portion of the awards granted in March 2021 subject to 2021 adjusted EBITDA performance was earned at 196.1% of target, based on achieving adjusted EBITDA of  $4.103 billion, or 114.4% of the adjusted EBITDA target, and the portion of the awards granted in March 2019 subject to 2019-2021 adjusted ROIC performance was earned at the maximum of 300.0% of target based on achieving adjusted ROIC of 24.72%, or 119.5% of the adjusted ROIC three-year 2019-2021 target (which is greater than the maximum achievement level of 104.8%), in each case as defined and calculated in the PSU award agreements (see “Long-Term Equity Incentive Program”).

Shareholder Response
The most recent shareholder advisory vote on our named executive officer compensation was held on May 26, 2021. Excluding abstentions and broker non-votes, 90.1% of total votes were cast in support of the program. Because we view this outcome as very supportive of our compensation policies and practices, we do not believe the vote requires consideration of changes to the program. Nonetheless, because market practices and our business needs continue to evolve, we continually evaluate our program, including shareholder feedback, and make changes when warranted.
At our annual meeting of shareholders held on May 31, 2017, our shareholders expressed a preference that advisory votes on executive compensation occur every year. Consistent with this preference, our Board of Directors implemented an annual advisory vote on executive compensation until the next advisory vote on the frequency of shareholder votes on executive compensation, which will occur at our 2023 annual meeting of shareholders.
Philosophy and Objectives
We strive to attract, retain, and motivate persons with superior ability, to reward outstanding performance, and to align the long-term interests of our named executive officers with those of our shareholders. The material compensation principles applicable to the compensation of our named executive officers are outlined below:
•
In determining total compensation, we consider a reasonable range of the median of total compensation of comparable positions at companies within our peer group, while accounting for distinct circumstances not reflected in the market data such as unique job descriptions as well as our particular niche in the retail sector and the impact that a particular officer may have on our ability to meet business objectives. For competitive or other reasons, our levels of total compensation or any component of compensation may exceed or be below the median range of our peer group.

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•
We set base salaries to reflect the responsibilities, experience, performance, and contributions of the named executive officers and the salaries for comparable positions, while maintaining an appropriate balance between base salary and incentive compensation.

•
We reward named executive officers who enhance our performance by linking cash and equity incentives to the achievement of our financial goals.

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We promote share ownership to align the interests of our named executive officers with those of our shareholders.

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In approving compensation arrangements, we may consider recent compensation history, including special or unusual compensation payments.

Oversight and Process
Oversight
The Compensation Committee of our Board of Directors, or a subcommittee thereof if required for tax or other reasons, in each case consisting entirely of independent directors, determines and approves the compensation of our named executive officers. Throughout this “Compensation Discussion and Analysis,” the use of the term Compensation Committee (or Committee) means either the entire committee or a subcommittee thereof if required for tax or other reasons, as applicable. The independent members of our Board are provided the opportunity to ratify the Committee’s determinations pertaining to the level of CEO compensation.
Use of Outside Advisors
The Compensation Committee has selected Pearl Meyer to serve as its compensation consultant and has determined that Pearl Meyer is independent and that its work has not raised any conflicts of interest. When requested by the Committee, a Pearl Meyer representative attends Committee meetings and participates in private sessions with the Committee, and Committee members are free to consult directly with Pearl Meyer as desired.
The Committee (or its Chairperson) determines the scope of Pearl Meyer’s services and has approved a written agreement that details the terms under which Pearl Meyer will provide independent advice to the Committee. The approved scope of Pearl Meyer’s work generally includes the performance of analyses and provision of independent advice related to our executive and non-employee director compensation programs and related matters in support of the Committee’s decisions, and more specifically, includes performing preparation work associated with Committee meetings, providing advice in areas such as compensation philosophy, compensation risk assessment, peer group, incentive plan design, target versus realizable pay, executive compensation disclosure, excise tax calculations upon change in control, emerging best practices and changes in the regulatory environment, and providing competitive market studies. Pearl Meyer, along with management, also prepares market data for consideration by the Committee in making decisions on items such as base salary, the Teamshare bonus program, and the long-term incentive program.
Management’s Role
Our executive management team prepares and recommends our annual financial plan to our Board of Directors for approval and establishes a 3-year financial plan. The financial performance targets used in our incentive compensation programs are the same as those in such financial plans and approved by our Compensation Committee. Our CEO and our Chief People Officer, as well as non-executive members of the human resources group, provide assistance to the Committee and Pearl Meyer regarding executive compensation matters, including conducting research, compiling data and/or making recommendations regarding compensation amount, compensation mix, incentive program structure alternatives, target versus realizable pay, and compensation-related governance practices, as well as providing information to and coordinating with Pearl Meyer as requested. Additionally, our General Counsel may provide legal advice to the Committee regarding executive compensation and related governance and legal matters and contractual arrangements from time to time. Although these recommendations may impact each of such officers’ compensation to the extent they participate in the plans and programs, none of such officers make recommendations to the Committee regarding their specific compensation. For the role of management in named executive officers’ performance evaluations, see “Use of Performance Evaluations” below. Although the Committee values and solicits management’s input, it retains and exercises sole authority to make decisions regarding named executive officer compensation.
Use of Performance Evaluations
Each member of the Board of Directors is asked to provide feedback to the Chairman of the Board regarding the CEO’s overall performance. The Chairman of the Board shares such information with the Compensation Committee. The Compensation Committee, together with the Chairman of the Board, assesses the performance of the CEO, and the CEO evaluates and reports to the Committee on the performance of each of the other named executive officers, in each case versus previously established goals. The Committee also has the opportunity to

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provide input into each named executive officer’s performance evaluation. These evaluations are subjective; no objective criteria or relative weighting is assigned to any individual goal or factor.
Performance ratings serve as an eligibility threshold for annual base salary increases and may directly impact the amount of such increases. The Committee starts with the percentage base salary increase that equals the overall budgeted increase for our U.S.-based employee population and approves differing merit increases to base salary based upon each named executive officer’s individual performance rating. The Committee then considers whether additional adjustments are necessary to reflect performance, responsibilities or qualifications; to bring pay within a reasonable range of the peer group; due to a change in role or duties; to achieve a better balance between base salary and incentive compensation; to more appropriately align relative pay position among internal peers; or for other reasons the Committee believes justify a variance from the merit increase.
Performance evaluation results have the potential to affect the amount of Teamshare bonus payout because the Committee has the ability to adjust payments upward or downward depending upon the named executive officer’s individual performance or other factors, although the Committee does not always exercise this right each year.
An unsatisfactory performance rating will reduce the number of, or completely eliminate, stock options awarded to the named executive officer in the following year. In addition, individual performance and other factors, such as retention, succession, and company and department performance, are used as part of a subjective assessment to determine each named executive officer’s equity award value within a previously determined range of values.
Use of Market Data
The Compensation Committee approves, periodically reviews, and utilizes a peer group when making compensation decisions (see “Philosophy and Objectives”). The peer group data typically is considered annually for base salary adjustments, target equity award values, Teamshare target bonus opportunities, and total target compensation, and periodically when considering structural changes to our executive compensation program.
Our peer group consists of companies selected according to their similarity to our operations, services, revenues, markets, availability of information, and any other information the Committee deems appropriate. Such companies are likely to have executive positions comparable in breadth, complexity and scope of responsibility to ours. The peer group used for 2021 compensation decisions, which was unchanged from the prior year’s peer group, consisted of:
Aramark AutoZone Best Buy CarMax Dollar Tree Genuine Parts	Kohl’s L Brands Lowe’s Ross Stores Starbucks	Sysco Target TJX Companies Tractor Supply Yum! Brands
Pearl Meyer provides peer group data annually for the CEO, to ensure that the Committee is aware of any significant movement in CEO compensation levels within the peer group, and biennially for each named executive officer position below CEO. In alternating years, the Committee uses the prior year data for non-CEO compensation decisions after applying an aging factor recommended by Pearl Meyer. Pearl Meyer provided peer group data for all 2021 CEO and non-CEO compensation decisions.
Elements of Named Executive Officer Compensation
We provide compensation in the form of base salary, short-term cash incentives, long-term equity incentives, benefits, and limited perquisites. We believe each of these elements is a necessary component of the total compensation package and is consistent with compensation programs at companies with whom we compete both for business and talent. Decisions regarding each named executive officer’s 2021 compensation are discussed below, followed by a description of each element of compensation and the related applicable programs, as well as applicable financial performance results certified with respect to performance periods that ended in 2021.
2021 Compensation Generally
The Compensation Committee considered the annual compensation of each named executive officer in March 2021.
(a) 2021 Compensation Decisions for Mr. Vasos
The Compensation Committee considered the base salary, short-term incentive, and long-term incentive components of Mr. Vasos’s compensation, as well as his total target compensation, in each case in comparison to the peer group data (see “Use of Market Data”). After considering the peer group data, as well as Mr. Vasos’s and the Company’s fiscal 2020 performance (see “Use of Performance Evaluations”), Mr. Vasos’s experience and tenure in the CEO role, and CEO succession planning, the Committee determined to maintain Mr. Vasos’s base salary and short-term incentive bonus percentage at his prior year levels ($1,350,000 and 150% of base salary, respectively) and to increase his 2021 equity award value to

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$10.625 million and structure such award to enhance his performance and retention incentives and, in the event of his early retirement after April 1, 2022, to (a) secure his provision of up to 24 months of post termination transition services to the Company, and (b) further protect shareholders and the Company through an extension of his non-compete and non-solicitation periods from two to three years under his employment agreement. See “Short-Term Cash Incentive Plan” and “Long-Term Equity Incentive Program” for a description of such programs and “Potential Payments Upon Termination or Change in Control—Payments Upon Termination Due to Retirement—Early Retirement” and “Potential Payments Upon Termination or Change in Control—Payments After a Change in Control—Equity Awards—Other Stock Options and Performance Share Units” for a description of the early retirement provisions of Mr. Vasos’s 2021 equity award agreements.
(b) 2021 Compensation Decisions for Other Named Executive Officers
The Compensation Committee considered the base salary, short-term incentive, and long-term incentive components, as well as total target compensation, of the non-CEO named executive officers, in each case in comparison to the peer group data (see “Use of Market Data”), as well as each such officer’s performance (see “Use of Performance Evaluations”). The Committee made no change to any such officer’s target short-term incentive bonus percentage opportunity (for Mr. Owen, 100% of base salary, and for all other non-CEO officers, 75% of base salary) from the prior year’s level, which the Committee concluded remained reasonably aligned with the peer group data. See “Short-Term Cash Incentive Plan” for a description of the bonus program.
Continuing the practice begun in 2019, the Committee incorporated the use of an equity award value range to determine each non-CEO named executive officer’s equity award value level to achieve better market alignment at the individual position level while continuing to allow for subjective performance differentiation and sufficiently incenting and retaining such officers. The Committee determined the equity award value range based on the peer group data and then determined each such named executive officer’s actual award value within the range based on comparisons of his or her total target compensation against the peer group data, as well as a subjective assessment of a variety of factors outlined above under “Use of Performance Evaluations.” Each such officer’s March 2021 equity award value was: Mr. Garratt ($1.7 million), Mr. Owen ($2.2 million), and Ms. Taylor and Mr. Wenkoff ($1.6 million). See “Long-Term Equity Incentive Program” for a description of the equity awards.
In addition, the Committee approved base salary merit increases by reference to the 3.0% overall U.S. merit budget increase for 2021 and adjusted to take into account each such officer’s 2020 performance, resulting in a base salary increase of 2.49% for Mr. Owen and 3.49% for each of Messrs. Garratt and Wenkoff and Ms. Taylor, effective April 1, 2021. After comparing each such officer’s total target compensation for 2021 against the peer group data, the Committee determined that, with the exception of Mr. Wenkoff, each such officer’s total target compensation for 2021 remained within a reasonable range of the peer group median given the responsibilities of the position, the contributions and experience of the individual, and relative pay positions among peers, and thus no additional base salary adjustments were made. However, to more closely align with the peer group median given the responsibilities of his position, contributions and experience, and relative pay position among his internal peers, the Committee approved an additional 15.7% base salary increase for Mr. Wenkoff, effective April 1, 2021. See “Use of Performance Evaluations.”
Base Salary
Base salary promotes our recruiting and retention objectives by reflecting the salaries for comparable positions in the competitive marketplace, recognizing performance, and providing a stable and predictable income source for our executives. Our employment agreements set forth minimum base salary levels, which the Compensation Committee retains sole discretion to increase from time to time. The Committee routinely considers annual base salary adjustments in March.
Short-Term Cash Incentive Plan
Our short-term cash incentive plan, called Teamshare, provides an opportunity to receive a cash bonus payment equal to a certain percentage of base salary based upon Dollar General’s level of achievement of one or more pre-established financial performance targets. Accordingly, Teamshare fulfills an important part of our pay for performance philosophy while aligning the interests of our named executive officers and our shareholders.
(a) 2021 Teamshare Structure
The Compensation Committee uses adjusted EBIT as the Teamshare financial performance measure because it is a comprehensive measure of corporate performance that the Committee believes aligns with our shareholders’ interests and is reasonably consistent with the practices of the peer group. The Committee further believes that focusing Teamshare on operating profit ensures that management is focused on two of our key operating priorities: driving profitable sales

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growth and enhancing our position as a low-cost operator. Additionally, due to the uncertainty of the passage of federal, state or local legislation related to wages and benefits in 2021, which could have had a significant impact on business results, the Committee determined that additional language should be added to the definition of adjusted EBIT for the 2021 Teamshare program to allow the Committee the ability to consider these items in a similar fashion to the historical adjustments allowed for the implementation of unplanned accounting and tax legislative changes. Accordingly, for purposes of the 2021 Teamshare program, adjusted EBIT is defined as our operating profit as calculated in accordance with U.S. generally accepted accounting principles, but excludes the impact of  (a) costs, fees and expenses directly related to the consideration, negotiation, preparation, or consummation of any transaction that results in a Change in Control (within the meaning of our Amended and Restated 2007 Stock Incentive Plan) or to any securities offering; (b) disaster-related charges; (c) gains or losses associated with our LIFO computation; and (d) unless the Committee disallows any such item, (i) any unbudgeted loss which individually exceeds $1 million as a result of the resolution of a legal matter or (ii) any unplanned loss or gain which individually exceeds $1 million related to the implementation of accounting or tax legislative changes or changes in federal, state or local wage or benefit mandates, or (iii) any unplanned loss or gain of a non-recurring nature which individually exceeds $1 million, provided that the combined amount of  (i), (ii) and (iii) equals or exceeds loss(es) or gain(s) of $10 million in the aggregate.
The Committee set the 2021 adjusted EBIT performance goal at approximately $2.922 billion, which was the adjusted EBIT target amount in our Board-approved 2021 annual financial plan. For 2021, the threshold (below which no bonus may be earned) and maximum (above which no further bonus may be earned) performance levels for the adjusted EBIT performance measure were 85% and 130% of the target level, respectively, and the corresponding payout percentages at the threshold and maximum performance level were calculated at 25% and 300%, respectively. The Committee believed that these performance and payout slopes, which varied slightly from historical practice, were appropriate to reduce the impact of uncontrollable swings in performance that could contribute to downside risk or upside windfall in light of continuing uncertainties in our business arising from the impact of the COVID-19 pandemic and the resulting difficulty in goal-setting these uncertainties created while also continuing to acceptably align with the practices of the peer group and our pay for performance philosophy. Payouts for financial performance are based on actual adjusted EBIT results and are interpolated on a straight-line basis between the threshold and target levels and between the target and maximum levels.
The bonus payable to each named executive officer employed with us on the payment date upon achieving the target level of financial performance is equal to the officer’s applicable percentage of base salary disclosed under “2021 Compensation Generally,” unless the Committee elects to consider other factors as allowed under the program as described above under “Use of Performance Evaluations”.
(b) 2021 Teamshare Results
The Compensation Committee certified the adjusted EBIT performance result at $3.468 billion (118.7% of the adjusted EBIT target) which resulted in 2021 Teamshare payouts to each named executive officer of 224.4% of each such officer’s target Teamshare bonus percentage opportunity. Such amounts are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(c) Significant 2022 Teamshare Structure Changes
For the 2022 Teamshare program approved by the Committee in March 2022, the threshold and maximum performance levels for the adjusted EBIT performance measure are 90% and 120% of the target level, respectively, and the corresponding payout percentages at the threshold and maximum performance levels will be calculated at 50% and 300%, respectively, which is consistent with the historical structure of the Teamshare program. Because uncontrollable swings in performance that could contribute to downside risk or upside windfall in light of uncertainties in our business arising from the impact of the COVID-19 pandemic are not anticipated in 2022 to the degree that was expected at the beginning of 2021, the Committee believes that this return to historical practice in the current environment appropriately aligns pay and performance and remains reasonably consistent with the practices of the peer group. In addition, the Committee will allow pro-ration of the Teamshare payout, to the extent earned, in the event of death prior to the end of the performance period.
Long-Term Equity Incentive Program
Long-term equity incentives are an important part of our pay for performance philosophy and are designed to motivate named executive officers to focus on long-term success for shareholders while rewarding them for a long-term commitment to us. The Compensation Committee considers annual equity awards each March at its regular quarterly meeting and considers additional equity awards in connection with one-time events such as a new hire or promotion generally at its regularly scheduled quarterly meetings. 2021 equity awards to our named executive officers

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were made under our shareholder-approved Amended and Restated 2007 Stock Incentive Plan.
(a) 2021 Annual Equity Award Structure
The Compensation Committee delivers the annual equity awards to named executive officers 50% in options and 50% in PSUs, believing that this mix continues to appropriately align the interests of management with those of shareholders and remains reasonably aligned with the practices of the peer group.
The options are granted with a per share exercise price equal to the fair market value of one share of our common stock on the grant date. With the exceptions described below in “Special Provisions of Mr. Vasos’s 2021 Annual Equity Award” for Mr. Vasos, the options vest 25% annually on April 1 of each of the four fiscal years following the fiscal year in which the grant is made, subject to continued employment with us and certain accelerated vesting provisions, and have a ten-year term. The PSUs can be earned if specified financial performance goals are achieved during the applicable performance periods and if certain additional vesting requirements are met as discussed more specifically below.
For PSUs the Committee selects and sets targets for financial performance measures, then establishes threshold and maximum levels of performance derived from those targets. The number of PSUs earned depends on the level of financial performance achieved versus such targets. The Committee selected adjusted EBITDA and adjusted ROIC as the financial performance measures for the 2021 PSUs. Half of the award is subject to adjusted EBITDA performance and half of the award is subject to adjusted ROIC performance. The Committee believes that these financial measures and the mix between them ensure that management is focused on longer-term investments in our business, as the combination of the two financial targets incentivizes management to invest in profitable initiatives with sound returns, thus aligning our strategic initiatives with financial results.
For the 2021 PSU awards, a one-year performance period corresponding to our 2021 fiscal year was established for the PSUs which are subject to the adjusted EBITDA performance measure. The adjusted EBITDA performance goal of approximately $3.586 billion was the target amount set forth in our Board-approved 2021 annual financial plan. Further increasing the focus on multi-year performance as a counterbalance to short-term incentives, the PSUs which are subject to the adjusted ROIC performance measure are subject to a three-year performance period beginning the first day of our 2021 fiscal year and extending through the last day of our 2023 fiscal year. The adjusted ROIC performance goal of 22.05% is the average of the adjusted ROIC goals for each fiscal year within the performance period as set forth in our three-year financial plan as it existed at the time the PSUs were awarded.
For 2021, the threshold (below which no bonus may be earned) and maximum (above which no further bonus may be earned) performance levels for the adjusted EBITDA performance measure were 85% and 130% of the target level, respectively, and the corresponding payout percentages at the threshold and maximum performance level were calculated at 25% and 300%, respectively. The Committee believed that these performance and payout slopes, which varied slightly from historical practice, were appropriate for the same reasons discussed under “2021 Teamshare Structure” above.
Adjusted EBITDA is calculated as income (loss) from continuing operations before cumulative effect of change in accounting principles plus interest and other financing costs, net, provision for income taxes, and depreciation and amortization, but excludes the impact of all items excluded from the 2021 Teamshare program adjusted EBIT calculation outlined under “2021 Teamshare Structure” above.
Adjusted ROIC for the three-year performance period is calculated as (a) the result of  (x) the sum of  (i) our operating income, plus (ii) depreciation and amortization, plus (iii) single lease cost, minus (y) taxes, divided by (b) the result of   (x) the sum of the averages of the five most recently completed fiscal quarters of: (i) total assets, plus (ii) accumulated depreciation and amortization, minus (y) the difference of the averages of the five most recently completed fiscal quarters of: (i) cash, minus (ii) goodwill, minus (iii) accounts payable, minus (iv) other payables, minus (v) accrued liabilities, but excludes the impact of all items excluded from the 2021 Teamshare program adjusted EBIT calculation outlined under “2021 Teamshare Structure” above.
The following tables show the amount (as a percent of target) of such PSUs that could be earned at each of the threshold, target, and maximum performance levels for each applicable performance period, as well as the 2021 adjusted EBITDA performance result and the resulting number of PSUs earned by each eligible named executive officer as a result of such performance.

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	Adjusted EBITDA (2021)
Level*	Result v. Target (%)	EBITDA Result ($) (in billions)	PSUs Earned (% of Target)
Below Threshold	<85	<3.048	0
Threshold	85	3.048	25
Target	100	3.586	100
Maximum	130	4.662	300
2021 Results	114.4	4.103	196.1

*
PSUs earned for performance between threshold, target, and maximum levels are interpolated in a manner similar to that used for our 2021 Teamshare bonus program.

Name	2021 PSUs Earned (Adjusted EBITDA)
Mr. Vasos	26,240
Mr. Garratt	4,199
Mr. Owen	5,434
Ms. Taylor	3,951
Mr. Wenkoff	3,951
	Adjusted ROIC (2021-2023)
Level*	Result v. Target (%)	ROIC Result (%)	PSUs Earned (% of Target)
Below Threshold	<95.5	<21.05	0
Threshold	95.5	21.05	50
Target	100.0	22.05	100
Maximum	104.5	23.05	300

*
PSUs earned for performance between threshold, target, and maximum levels are interpolated in a manner similar to that used for our 2021 Teamshare bonus program.

Except as described below in “Special Provisions of Mr. Vasos’s 2021 Annual Equity Award” for Mr. Vasos, the PSUs earned by each named executive officer for fiscal 2021 adjusted EBITDA performance will vest in equal one-third installments on April 1, 2022, April 1, 2023, and April 1, 2024, subject to such officer’s continued employment with us and certain accelerated vesting provisions. Subject to certain pro-rata vesting conditions, the PSUs earned, if any, by each named executive officer for adjusted ROIC performance during the three-year performance period will vest on April 1, 2024, subject to such officer’s continued employment with us and certain accelerated vesting provisions. All vested PSUs will be settled in shares of our common stock.
(b) Special Provisions of Mr. Vasos’s 2021 Annual Equity Award
For the reasons set forth above under “2021 Compensation Decisions for Mr. Vasos,” Mr. Vasos’s option award agreement related to his 2021 annual equity award includes additional expiration, forfeiture and accelerated vesting conditions, and his PSU award agreement related to his 2021 annual equity award includes additional vesting, forfeiture and termination provisions, in each case, in the event he terminates employment due to an early retirement (as defined in the award agreements) after April 1, 2022. For a detailed description of these award agreement provisions, see “Potential Payments Upon Termination or Change in Control—Payments Upon Termination Due to Retirement—Early Retirement” and “Potential Payments Upon Termination or Change in Control—Payments After a Change in Control—Equity Awards—Other Stock Options and Performance Share Units.”
(c) 2019 PSU Awards – Completed 2019-2021 Performance Period
Certain of the PSUs awarded in 2019 were subject to an adjusted ROIC performance measure for a three-year performance period beginning on the first day of our 2019 fiscal year and extending through the last day of our 2021 fiscal year, based on the average adjusted ROIC for each fiscal year within the three-year period. The average adjusted ROIC was derived from our three-year financial plan in place at the time of the award and is calculated as (a) the result of  (x) the sum of (i) our operating income, plus (ii) depreciation and amortization, plus (iii) single lease cost, minus (y) taxes, divided by (b) the result of   (x) the sum of the averages of: (i) total assets, including any assets associated with the adoption of new lease accounting standards in 2019 not otherwise reflected in our balance sheet, plus (ii) accumulated depreciation and amortization, minus

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(y) (i) cash, minus (ii) goodwill, minus (iii) accounts payable, minus (iv) other payables, minus (v) accrued liabilities, but excluding the impact of  (a) any costs, fees and expenses directly related to the consideration, negotiation, preparation or consummation of any transaction that results in a change in control (within the meaning of our Amended and Restated 2007 Stock Incentive Plan) or any security offering; (b) disaster-related charges; (c) any gains or losses associated with our LIFO computation; and (d) unless the Compensation Committee disallows any such item, (i) any unbudgeted loss as a result of the resolution of a legal matter or (ii) any unplanned loss(es) or gain(s)
related to the implementation of accounting or tax legislative changes or (iii) any unplanned loss(es) or gain(s) of a non-recurring nature, provided that in the case of each of   (i), (ii) and (iii) such amount equals or exceeds $1 million for a single loss or net loss or gain, as applicable, and $10 million in the aggregate.
The following tables show the amount (as a percent of target) of such PSUs that could be earned at each of the applicable threshold, target and maximum performance levels, as well as the actual performance result and the number of such PSUs earned by each named executive officer.

	Adjusted ROIC (2019-2021)
Level*	Result v. Target (%)	ROIC Result (%)	PSUs Earned (% of Target)
Below Threshold	<95.2	<19.68	0
Threshold	95.2	19.68	50
Target	100.0	20.68	100
Maximum	104.8	21.68	300
2019-2021 Results	119.5	24.72	300.0

*
PSUs earned for performance between threshold, target, and maximum levels are interpolated in a manner similar to that used for our 2021 Teamshare bonus program.

Name	2019 – 2021 PSUs Earned (Adjusted ROIC)
Mr. Vasos	51,186
Mr. Garratt	8,637
Mr. Owen	9,915
Ms. Taylor	8,958
Mr. Wenkoff	8,316
(d) Significant 2022 Annual Equity Award Structure Changes
For the 2022 annual equity awards approved by the Committee in March 2022, the threshold and maximum performance levels for the adjusted EBITDA performance measure are 90% and 120% of the target level, respectively, and the corresponding payout percentages at the threshold and maximum performance levels will be calculated at 50% and 300%, respectively, which is consistent with historical practice. Because uncontrollable swings in performance that could contribute to downside risk or upside windfall in light of uncertainties in our business arising from the impact of the COVID-19 pandemic are not anticipated in 2022 to the degree that was expected at the beginning of 2021, the Committee believes that this return to historical practice in the current environment appropriately aligns pay and performance and remains reasonably consistent with the practices of the peer group.

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(e) Share Ownership Guidelines and Holding Requirements
Our senior officers are subject to share ownership guidelines and holding requirements. The share ownership guideline is a multiple of annual base salary as in effect from time to time and is to be achieved within a five-year time period.
Officer Level	Multiple of Base Salary
CEO	6X
COO	4X
EVP	3X
SVP	2X
Each senior officer is required to retain ownership of 50% of all net after-tax shares issuable upon vesting or exercise of compensatory awards until the target ownership level is achieved. As of January 28, 2022, each of our named executive officers was in compliance with our share ownership and holding requirement policy.
(f) Hedging and Pledging Policies
Our policy prohibits Board members, executive officers, and their Controlled Persons from (1) pledging Dollar General securities as collateral, (2) holding Dollar General securities in a margin account, and (3) hedging against any decrease in the market value of equity securities awarded by Dollar General and held by them, such as entering into or trading prepaid variable forward contracts, equity swaps, collars, puts, calls, options, exchange funds (also known as swap funds) or other derivative instruments related to Dollar General equity securities. All other employees, as well as their Controlled Persons, are strongly discouraged from entering into these types of transactions. Controlled Persons include the Board member’s, executive officer’s or employee’s respective spouses, immediate family members sharing their home or that are economically dependent on them, entities that they control, and trusts in which they serve as a trustee or are a beneficiary.
Benefits and Perquisites
Our named executive officers participate in certain benefits on the same terms that are offered to all of our salaried employees. We also provide them with limited additional benefits and perquisites for retention and recruiting purposes, to replace benefit opportunities lost due to regulatory limits, and to enhance their ability to focus on our business. We do not provide tax gross-up payments for named executive officers on any benefits and perquisites other than relocation-related items. The primary additional benefits and perquisites include the following:
•
We provide a compensation deferral plan (the “CDP”) and, for named executive officers hired or promoted prior to May 28, 2008, a defined contribution

Supplemental Executive Retirement Plan (the “SERP,” and together with the CDP, the “CDP/SERP Plan”) as discussed in more detail under “Nonqualified Deferred Compensation Fiscal 2021”.
•
We pay the premiums for a life insurance benefit equal to 2.5 times base salary up to a maximum of $4 million.

•
We provide a salary continuation program that provides income replacement for up to 26 weeks at 100% of base salary for the first three weeks and 70% of base salary thereafter. In addition to the income replacement benefit, we paid administrative fees associated with the program through March 31, 2021. We also pay the premiums under a group long-term disability plan that provides 60% of base salary up to a maximum monthly benefit of $20,000.

•
We provide a relocation assistance program under a policy applicable to officer-level employees.

•
We offer personal financial and estate planning and tax preparation services through a third party.

In addition, as a result of the terms of his employment agreement with us, Mr. Vasos is entitled to reasonable non-exclusive use of our corporate aircraft for certain personal travel, not to exceed two round trips per calendar month.
Employment Agreements and Severance Arrangements
In 2021, we entered into new employment agreements with our named executive officers, each of which has a three-year term and is subject to certain automatic extensions. These agreements promote executive continuity, aid in retention, facilitate implementation of our clawback policy, and, in return for granting such executives certain severance and other rights upon a termination of employment, secure valuable protections for Dollar General, such as non-compete, non-solicitation, and confidentiality obligations.
We believe that reasonable severance benefits are appropriate to protect the named executive officer against circumstances over which he or she does not have control and as consideration for the promises of

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non-disclosure, non-competition, non-solicitation, and non-interference, as well as the clawback rights that we require in our employment agreements. A change in control, by itself (“single trigger”), does not trigger any severance provision applicable to our named executive officers under the employment agreements.
Considerations Associated with Regulatory Requirements
The Compensation Committee views the tax deductibility of executive compensation as one of many factors to be considered in the context of its overall compensation philosophy and therefore reserves the right to approve compensation that may not be deductible in situations it deems appropriate.
Compensation Committee Report
The Compensation Committee of our Board of Directors reviewed and discussed with management the Compensation Discussion and Analysis required by
Item 402(b) of Regulation S-K and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this document.
This report has been furnished by the members of the Compensation Committee:
•
Patricia D. Fili-Krushel, Chairperson

•
Warren F. Bryant

•
Timothy I. McGuire

The above Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Dollar General filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Dollar General specifically incorporates this report by reference therein.

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Summary Compensation Table
The following table summarizes compensation paid to or earned by our named executive officers in each of the 2021, 2020 and 2019 fiscal years. We have omitted from this table the columns for “Bonus” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” because they are inapplicable.
Name and Principal Position(1)	Year	Salary ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Todd J. Vasos, Chief Executive Officer	2021	1,350,052	5,179,592	5,239,005	4,544,529	305,695	16,618,873
	2020	1,341,718	4,403,178	4,544,937	6,075,000	87,990	16,452,823
	2019	1,283,383	3,996,944	3,927,168	2,708,936	91,628	12,008,059
John W. Garratt, Executive Vice President & Chief Financial Officer	2021	794,061	828,781	838,227	1,344,028	67,261	3,872,358
	2020	767,284	782,849	807,990	1,736,125	63,620	4,157,868
	2019	742,091	674,435	662,705	776,709	66,524	2,922,464
Jeffery C. Owen, Chief Operating Officer	2021	845,241	1,072,461	1,084,805	1,904,528	68,659	4,975,694
	2020	823,405	1,076,301	1,110,990	2,484,144	64,017	5,558,857
	2019	725,972	774,346	1,058,485	880,443	65,770	3,505,016
Rhonda M. Taylor, Executive Vice President & General Counsel	2021	626,130	780,007	788,937	1,059,788	182,113	3,436,975
	2020	605,015	733,863	757,484	1,368,961	122,695	3,588,018
	2019	585,150	699,500	687,265	612,447	104,940	2,689,302
Carman R. Wenkoff, Executive Vice President & Chief Information Officer	2021	608,273	780,007	788,937	1,051,974	52,169	3,281,360
	2020	521,559	733,863	757,484	1,180,125	45,394	3,238,425

(1)
Mr. Owen served as Executive Vice President, Store Operations, from June 2015 until his promotion to Chief Operating Officer in August 2019. Mr. Wenkoff joined Dollar General in July 2017 but was not a named executive officer until 2020.

(2)
Each named executive officer deferred under the CDP and contributed to our 401(k) Plan a portion of salary earned in each of the fiscal years for which salaries are reported above for the applicable named executive officer. The amounts of the fiscal 2021 salary deferrals under the CDP are included in the Nonqualified Deferred Compensation Table.

(3)
The amounts reported represent the aggregate grant date fair value of PSUs awarded in each fiscal year for which compensation is required to be reported in the table for each named executive officer, in each case computed in accordance with FASB ASC Topic 718. The PSUs are subject to performance conditions, and the reported value at the grant date is based upon the probable outcome of such conditions on such date. The values of the PSUs at the grant date assuming that the highest level of performance conditions will be achieved are as follows for each fiscal year required to be reported for each applicable named executive officer:

Fiscal Year	Mr. Vasos ($)	Mr. Garratt ($)	Mr. Owen ($)	Ms. Taylor ($)	Mr. Wenkoff ($)
2021	15,538,775	2,486,343	3,217,382	2,340,020	2,340,020
2020	13,209,533	2,348,547	3,228,904	2,201,589	2,201,589
2019	11,990,832	2,023,304	2,323,039	2,098,501	—
Information regarding the assumptions made in the valuation of these awards is set forth in Note 9 of the annual consolidated financial statements in our 2021 Form 10-K.
(4)
The amounts reported represent the aggregate grant date fair value of stock options awarded in each fiscal year for which compensation is required to be reported in the table for each named executive officer, in each case computed in accordance with FASB ASC Topic 718. Information regarding assumptions made in the valuation of these awards is set forth in Note 9 of the annual consolidated financial statements in our 2021 Form 10-K.

(5)
Represents amounts earned pursuant to our Teamshare bonus program for each fiscal year reported. See the discussion of the “Short-Term Cash Incentive Plan” in “Compensation Discussion and Analysis” above. Messrs. Vasos and Wenkoff deferred under the CDP 10% and 11%, respectively, of his fiscal 2021 Teamshare bonus payment reported above. Messrs. Vasos, Garratt and Wenkoff and Ms. Taylor deferred under the CDP 10%, 5%, 10% and 50%, respectively, of his or her fiscal 2020 Teamshare bonus payment reported above. Messrs. Vasos and Garratt and Ms. Taylor deferred under the CDP 5%, 5% and 25%, respectively, of his or her fiscal 2019 Teamshare bonus payment reported above.

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(6)
Includes the following amounts for each named executive officer:

Name	Company Match Contributions – 401(k) ($)	Company Match Contributions – CDP ($)	Company Contributions – SERP ($)	Premiums for Life Insurance Program ($)	Aggregate Incremental Cost of Providing Perquisites/Personal Benefits(a) ($)
Mr. Vasos	14,500	53,003	—	2,827	235,365
Mr. Garratt	14,607	25,091	—	1,664	25,899
Mr. Owen	14,582	27,676	—	1,770	24,631
Ms. Taylor	14,584	16,718	149,499	1,312	—
Mr. Wenkoff	14,851	15,495	—	1,274	20,549

(a)
Perquisites and personal benefits for Ms. Taylor totaled less than $10,000 and accordingly the incremental cost is not included in the table or detailed in this footnote. None of the named executive officers received any perquisite or personal benefit for which the aggregate incremental cost individually equaled or exceeded the greater of  $25,000 or 10% of total perquisites except for Mr. Vasos for whom the aggregate incremental cost of personal airplane usage as allowed under his employment agreement totaled $215,859 and was calculated using costs we would not have incurred but for the personal usage (including costs incurred as a result of “deadhead” legs of personal flights), including fuel costs, variable maintenance costs, crew expenses, landing, parking and other associated fees, supplies and catering costs, as well as charter costs when charter usage was necessary because our plane was unavailable. The aggregate incremental cost of providing perquisites and personal benefits to Messrs. Vasos (in addition to the aggregate incremental cost of providing the personal plane usage detailed above), Garratt, Owen and Wenkoff related to: (1) for each such named executive officer, financial and estate planning services, miscellaneous gifts and limited entertainment costs, premiums paid under our group long-term disability program and our accidental death and dismemberment policy, and an administrative fee for coverage under our short-term disability program; (2) for Mr. Garratt, an executive physical medical examination; and (3) for Messrs. Garratt and Owen, one or more directed charitable donations. We also provided each named executive officer with certain perquisites and personal benefits at no aggregate incremental cost to Dollar General, including access to participation in a group umbrella liability insurance program through a third party vendor at a group rate paid by the executive and coverage under our business travel accident insurance for which Dollar General pays a flat fee for the eligible employee population.

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Grants of Plan-Based Awards in Fiscal 2021
The table below shows each named executive officer’s 2021 Teamshare bonus opportunity under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.” Actual amounts earned under the 2021 Teamshare program are shown in the Summary Compensation Table and represent payment for financial performance between the target and maximum performance levels. See “Short-Term Cash Incentive Plan” in “Compensation Discussion and Analysis” for discussion of the Teamshare program.
The table below also shows information regarding equity awards made to our named executive officers for fiscal 2021, all of which were granted pursuant to our Amended and Restated 2007 Stock Incentive Plan. The awards listed under “Estimated Future Payouts Under Equity Incentive Plan Awards” include the threshold, target and maximum number of PSUs which could be earned by each named executive officer based upon the level of achievement of the applicable financial performance measures. The awards listed under “All Other Option Awards” include nonqualified stock options that vest over time based upon the applicable named executive officer’s continued employment by Dollar General. See “Long-Term Equity Incentive Program” in “Compensation Discussion and Analysis” for further discussion of these awards. We have omitted from this table the column for “All Other Stock Awards” because it is inapplicable.
Name		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Vasos	—	506,250	2,025,000	6,075,000	—	—	—	—	—	—
	03/16/21	—	—	—	—	—	—	122,977	193.55	5,239,005
	03/16/21	—	—	—	10,035	26,761	80,283	—	—	5,179,592
Mr. Garratt	—	149,722	598,886	1,796,659	—	—	—	—	—	—
	03/16/21	—	—	—	—	—	—	19,676	193.55	838,227
	03/16/21	—	—	—	1,606	4,282	12,846	—	—	828,781
Mr. Owen	—	212,160	848,640	2,545,920	—	—	—	—	—	—
	03/16/21	—	—	—	—	—	—	25,464	193.55	1,084,805
	03/16/21	—	—	—	2,078	5,541	16,623	—	—	1,072,461
Ms. Taylor	—	118,058	472,232	1,416,695	—	—	—	—	—	—
	03/16/21	—	—	—	—	—	—	18,519	193.55	788,937
	03/16/21	—	—	—	1,512	4,030	12,090	—	—	780,007
Mr. Wenkoff	—	117,188	468,750	1,406,250	—	—	—	—	—	—
	03/16/21	—	—	—	—	—	—	18,519	193.55	788,937
	03/16/21	—	—	—	1,512	4,030	12,090	—	—	780,007

(1)
The per share exercise price was calculated based on the closing market price of one share of our common stock on the date of grant as reported by the NYSE.

(2)
Represents the aggregate grant date fair value of each equity award, computed in accordance with FASB ASC Topic 718. For equity awards that are subject to performance conditions, the value at the grant date is based upon the probable outcome of such conditions.

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Outstanding Equity Awards at 2021 Fiscal Year-End
The table below sets forth information regarding awards granted under our Amended and Restated 2007 Stock Incentive Plan and held by our named executive officers as of the end of fiscal 2021. We have omitted from this table the column for “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options” because it is inapplicable. All awards included in the table, to the extent they have not vested, are subject to certain accelerated vesting provisions as described in “Potential Payments upon Termination or Change in Control.” PSUs reported in the table are payable in shares of our common stock on a one-for-one basis.
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Mr. Vasos	03/21/2018	—	39,299(2)	92.98	03/21/2028	—	—	—	—
	03/20/2019	—	64,198(2)	117.13	03/20/2029	—	—	—	—
	03/17/2020	33,433(2)	100,290(2)	154.53	03/17/2030	—	—	—	—
	03/16/2021	—	122,977(2)	193.55	03/16/2031	—	—	—	—
	03/20/2019	—	—	—	—	58,221(3)	11,896,297	—	—
	03/17/2020	—	—	—	—	28,494(4)	5,822,179	42,741(5)	8,733,269
	03/16/2021	—	—	—	—	26,240(6)	5,361,619	40,140(7)	8,201,806
Mr. Garratt	03/21/2018	—	6,877(2)	92.98	03/21/2028	—	—	—	—
	03/20/2019	—	10,832(2)	117.13	03/20/2029	—	—	—	—
	03/17/2020	—	17,829(2)	154.53	03/17/2030	—	—	—	—
	03/16/2021	—	19,676(2)	193.55	03/16/2031	—	—	—	—
	03/20/2019	—	—	—	—	9,824(3)	2,007,338	—	—
	03/17/2020	—	—	—	—	5,066(4)	1,035,136	7,599(5)	1,552,704
	03/16/2021	—	—	—	—	4,199(6)	857,982	6,423(7)	1,312,412
Mr. Owen	08/25/2015	35,703(8)	—	73.73	08/25/2025	—	—	—	—
	03/16/2016	32,890(2)	—	84.67	03/16/2026	—	—	—	—
	03/22/2017	37,686(2)	—	70.68	03/22/2027	—	—	—	—
	03/21/2018	22,107(2)	7,368(2)	92.98	03/21/2028	—	—	—	—
	03/20/2019	12,439(2)	12,438(2)	117.13	03/20/2029	—	—	—	—
	08/27/2019	4,816(8)	4,816(8)	138.75	08/27/2029	—	—	—	—
	03/17/2020	8,172(2)	24,516(2)	154.53	03/17/2030	—	—	—	—
	03/16/2021	—	25,464(2)	193.55	03/16/2031	—	—	—	—
	03/20/2019	—	—	—	—	11,278(3)	2,304,434	—	—
	03/17/2020	—	—	—	—	6,966(4)	1,423,363	10,446(5)	2,134,431
	03/16/2021	—	—	—	—	5,434(6)	1,110,329	8,310(7)	1,697,982
Ms. Taylor	03/21/2018	20,633(2)	6,877(2)	92.98	03/21/2028	—	—	—	—
	03/20/2019	11,236(2)	11,234(2)	117.13	03/20/2029	—	—	—	—
	03/17/2020	5,574(2)	16,713(2)	154.53	03/17/2030	—	—	—	—
	03/16/2021	—	18,519(2)	193.55	03/16/2031	—	—	—	—
	03/20/2019	—	—	—	—	10,189(3)	2,081,918	—	—
	03/17/2020	—	—	—	—	4,750(4)	970,568	7,122(5)	1,455,238
	03/16/2021	—	—	—	—	3,951(6)	807,308	6,045(7)	1,235,175

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		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Mr. Wenkoff	08/29/2017	16,412(8)	—	76.89	08/29/2027	—	—	—	—
	03/21/2018	19,159(2)	6,386(2)	92.98	03/21/2028	—	—	—	—
	03/20/2019	10,433(2)	10,432(2)	117.13	03/20/2029	—	—	—	—
	03/17/2020	5,574(2)	16,713(2)	154.53	03/17/2030	—	—	—	—
	03/16/2021	—	18,519(2)	193.55	03/16/2031	—	—	—	—
	03/20/2019	—	—	—	—	9,459(3)	1,932,757	—	—
	03/17/2020	—	—	—	—	4,750(4)	970,568	7,122(5)	1,455,238
	03/16/2021	—	—	—	—	3,951(6)	807,308	6,045(7)	1,235,175

(1)
Computed by multiplying the number of units by the closing market price of one share of our common stock on January 28, 2022, as reported by the NYSE.

(2)
Part of a time-based options grant with a vesting schedule of 25% per year on each of the first four anniversaries of the April 1 following the grant date.

(3)
Part of a PSU grant, 12% of which were earned as a result of our fiscal 2019 adjusted EBITDA performance and 88% of which were earned as a result of our 2019-2021 adjusted ROIC performance, and in each case are scheduled to vest on April 1, 2022.

(4)
Part of a PSU grant that was earned as a result of our fiscal 2020 adjusted EBITDA performance and is scheduled to vest 50% per year on each of April 1, 2022, and April 1, 2023.

(5)
Part of a PSU grant that is scheduled to vest on April 1, 2023, if the adjusted ROIC performance goal is achieved for fiscal years 2020-2022. The number of PSUs reported in this column assumes achievement of the maximum level of adjusted ROIC performance for the performance period. The actual number of PSUs earned, if any, will be determined based on the actual level of adjusted ROIC performance achieved for the performance period.

(6)
Part of a PSU grant that was earned as a result of our fiscal 2021 adjusted EBITDA performance and is scheduled to vest 33 1/3% per year on each of the first three anniversaries of the April 1 following the grant date.

(7)
Part of a PSU grant that is scheduled to vest on April 1, 2024, if the adjusted ROIC performance goal is achieved for fiscal years 2021-2023. The number of PSUs reported in this column assumes achievement of the maximum level of adjusted ROIC performance for the performance period. The actual number of PSUs earned, if any, will be determined based on the actual level of adjusted ROIC performance achieved for the performance period.

(8)
Part of a time-based options grant with a vesting schedule of 25% per year on each of the first four anniversaries of the grant date.

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EXECUTIVE COMPENSATION

Option Exercises and Stock Vested During Fiscal 2021
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Mr. Vasos	592,650	75,969,713	89,359	18,086,262
Mr. Garratt	85,850	10,001,586	15,634	3,164,322
Mr. Owen	—	—	17,608	3,563,859
Ms. Taylor	42,648	5,237,927	15,520	3,141,248
Mr. Wenkoff	9,900	1,288,692	14,580	2,950,992

(1)
Represents the gross number of option shares exercised, without deduction for shares that may have been surrendered or withheld to satisfy the exercise price or applicable tax withholding obligations.

(2)
Value realized is calculated by multiplying the gross number of options exercised by the difference between the market price of our common stock at exercise as reported by the NYSE and the exercise price.

(3)
Represents the gross number of shares acquired upon vesting of PSUs, without deduction for shares that may have been withheld to satisfy applicable tax withholding obligations.

(4)
Value realized is calculated by multiplying the gross number of shares vested by the closing market price of our common stock on the vesting date as reported by the NYSE.

Pension Benefits Fiscal 2021
We have omitted the Pension Benefits table because it is inapplicable.
Nonqualified Deferred Compensation Fiscal 2021
Information regarding each named executive officer’s participation in our CDP/SERP Plan is included in the following table. The material terms of the CDP/SERP Plan are described after the table. Please also see “Benefits and Perquisites” in “Compensation Discussion and Analysis” above. We have omitted from this table the column pertaining to “Aggregate Withdrawals/Distributions” during the fiscal year because it is inapplicable.
Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Balance at Last FYE ($)(4)
Mr. Vasos	675,003	53,003	95,305	2,692,381
Mr. Garratt	126,509	25,091	41,298	627,505
Mr. Owen	42,262	27,676	42,406	478,688
Ms. Taylor	715,787	166,217	63,636	2,242,143
Mr. Wenkoff	179,361	15,495	26,262	505,861

(1)
Of the reported amounts, the following are reported in the Summary Compensation Table as “Salary” for 2021: Mr. Vasos ($67,503); Mr. Garratt ($39,703); Mr. Owen ($42,262); Ms. Taylor ($31,306); and Mr. Wenkoff  ($61,348).

(2)
Reported as “All Other Compensation” in the Summary Compensation Table.

(3)
The amounts shown are not reported in the Summary Compensation Table because they do not represent above-market or preferential earnings.

(4)
Of the amounts reported, the following were previously reported as compensation for years prior to 2021 in a Summary Compensation Table: Mr. Vasos ($2,004,178); Mr. Garratt ($430,401); Mr. Owen ($275,198); Ms. Taylor ($1,362,036); and Mr. Wenkoff  ($167,587).

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Pursuant to the CDP, each named executive officer may annually elect to defer up to 65% of his or her base salary if his or her compensation exceeds the limit set forth in Section 401(a)(17) of the Internal Revenue Code, and up to 100% of his or her bonus pay if his or her compensation equals or exceeds the highly compensated limit under Section 414(q)(1)(B) of the Internal Revenue Code. We currently match base pay deferrals at a rate of 100%, up to 5% of annual salary, with annual salary offset by the amount of match- eligible salary under the 401(k) Plan. All named executive officers are 100% vested in compensation and matching deferrals and earnings on those deferrals.
Pursuant to the SERP, we make an annual contribution equal to a certain percentage of a participant’s annual salary and bonus to eligible participants who are actively employed in an eligible job grade on January 1 and continue to be employed as of December 31 of a given year. The contribution percentage is based on age, years of service, and job grade. Persons hired after May 27, 2008, are not eligible to participate in the SERP. The fiscal 2021 contribution percentage was 7.5% for Ms. Taylor, and she is 100% vested in her SERP account. No other named executive officer was eligible to participate in the SERP in 2021.
The amounts deferred or contributed to the CDP/SERP Plan are credited to a liability account, which is then invested at the participant’s option in an account that mirrors the performance of a fund or funds selected by the Compensation Committee or its delegate. These funds are identical to the funds offered in our 401(k) Plan.
For a participant who ceases employment with at least 10 years of service or after reaching age 50 and whose CDP account balance or SERP account balance exceeds certain dollar thresholds, the account balance will be paid by (a) lump sum, (b) monthly installments over a 5, 10 or 15-year period or (c) a combination of lump sum and installments, pursuant to the participant’s election. Otherwise, payment is made in a lump sum. The vested amount will be payable at the time designated by the CDP/SERP Plan upon the participant’s termination of employment. A participant’s CDP/SERP Plan benefit normally is payable in the following February if employment ceases during the first 6 months of a calendar year or is payable in the following August if employment ceases during the last 6 months of a calendar year. However, participants may elect to receive an in-service lump sum distribution of vested amounts credited to the CDP account, provided that the date of distribution is no sooner than 5 years after the end of the year in which the amounts were deferred. In addition, a participant who is actively employed may request an “unforeseeable emergency hardship” in-service lump sum distribution of vested amounts credited to the participant’s CDP account. Account balances are payable in cash.
As a result of our change in control which occurred in 2007, the CDP/SERP Plan liabilities through July 6, 2007, were fully funded into an irrevocable rabbi trust. We also funded into the rabbi trust deferrals into the CDP/SERP Plan between July 6, 2007, and October 15, 2007. All CDP/SERP Plan liabilities incurred on or after October 15, 2007, are unfunded.
Potential Payments Upon Termination or Change in Control
Our agreements with our named executive officers and certain plans and programs in which they participate, in each case as in effect at the end of fiscal 2021, provide for benefits or payments upon certain employment termination or change in control events. We discuss these benefits and payments below except to the extent they are available generally to all salaried employees and do not discriminate in favor of our executive officers or to the extent already discussed under “Nonqualified Deferred Compensation Fiscal 2021” above. The discussion of equity awards in each scenario includes nonqualified stock options outstanding as of the end of fiscal 2021, as well as PSUs awarded in 2019 (“2019 PSUs”), 2020 (“2020 PSUs”) and 2021 (“2021 PSUs”). In all scenarios discussed below, stock options may not be exercised any later than the 10th anniversary of the grant date.
Payments Upon Termination Due to Death or Disability
Equity Awards
If a named executive officer’s employment with us terminates due to death or disability (as defined in the governing agreement):
•
Stock Options. Outstanding unvested stock options become immediately vested and exercisable with respect to 100% of the underlying shares immediately prior to such event and may be exercised until the 1st anniversary of the event.

•
Performance Share Units. Unearned or unvested PSUs are forfeited and cancelled on the termination date or the last day of the performance period, as applicable, except that (1) if the termination occurs on or after the end of the applicable one-year or three-year performance period associated with each of the 2019 PSUs, the 2020 PSUs and the 2021 PSUs but before an applicable vesting date, any earned but unvested PSUs shall become vested and nonforfeitable as of the termination date but be paid at the same time as if no termination had occurred; (2) for the 2021 PSUs, if the termination occurs before the end of the one-year performance period, a pro-rata portion (based on months employed during

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EXECUTIVE COMPENSATION

the performance period) of one-third of the 2021 PSUs subject to the one-year Adjusted EBITDA performance goal (the “2021 Adjusted EBITDA PSUs”) earned based on performance during such performance period shall become vested and nonforfeitable as of the end of such performance period and be paid at the same time as if no termination had occurred; and (3) for the 2019 PSUs, 2020 PSUs and 2021 PSUs, if the termination occurs before the end of the applicable three-year performance period, a pro-rata portion (based on months employed during the applicable performance period) of the 2019 PSUs subject to the three-year Adjusted ROIC performance goal, of the 2020 PSUs subject to the three-year Adjusted ROIC performance goal, and of the 2021 PSUs subject to the three-year Adjusted ROIC performance goal, in each case earned based on performance during the applicable performance period, shall become vested and nonforfeitable as of the end of such applicable performance period and be paid at the same time as if no termination had occurred.
Other Payments
In the event of a named executive officer’s death, the beneficiary will receive payments under our group life insurance program in an amount, up to a maximum of $4 million, equal to 2.5 times the officer’s annual base salary and, in the event of death on or after the last day of a fiscal year, payment for the officer’s incentive bonus earned for that fiscal year under the terms of our Teamshare program (which otherwise generally requires a participant to remain employed on the payment date to receive the bonus payment). In addition, in the event of disability (as defined in the governing document), a named executive officer will receive 60% of covered monthly earnings up to a $20,000 monthly benefit under our long-term disability insurance program. In the event of death or disability (as defined in the CDP/SERP Plan), a named executive officer’s CDP/SERP Plan benefit will be payable in a lump sum within 60 days after the end of the calendar quarter in which such termination event occurs, provided that we may delay payment in the event of disability until as soon as reasonably practicable after receipt of the disability determination by the Social Security Administration. Dependent upon the cause of death or loss suffered, a named executive officer may also be eligible to receive payment of up to $50,000 under our group accidental death and dismemberment program.
Payments Upon Termination Due to Retirement
Except as provided below with respect to equity awards, retirement is not treated differently from any other voluntary termination without good reason (as discussed below under “Payments Upon Voluntary Termination”) under our plans or agreements for named executive officers.
Normal Retirement
In the event a named executive officer retires on or after reaching a minimum age (age 55 for equity awards beginning in 2021; otherwise age 62) and achieving five consecutive years of service with us, provided that the sum of the officer’s age plus years of service equals a specified minimum (at least 65 for equity awards beginning in 2021; otherwise at least 70) and that there is no basis to terminate the officer with cause (as defined in the governing agreement) and, with respect to Mr. Vasos only, the retirement does not meet the requirements for early retirement as set forth in the award agreements governing his 2021 stock option and PSU awards (collectively, “Normal Retirement”):
•
Stock Options. The portion of the outstanding unvested stock options that would have become vested and exercisable within the one-year period following the Normal Retirement date if the officer had remained employed with us shall remain outstanding following the Normal Retirement date and become vested and exercisable on the anniversary of the grant date that falls within the one-year period following the Normal Retirement date. However, if during such one-year period the officer dies or, for stock options awarded to officers other than Mr. Vasos prior to 2021 and for all stock options awarded to Mr. Vasos, incurs a disability (as defined in the governing agreement), such portion shall instead become immediately vested and exercisable upon such death or, for stock options awarded to officers other than Mr. Vasos prior to 2021 and for all stock options awarded to Mr. Vasos, upon such disability. Otherwise, any option which is unvested and unexercisable on the Normal Retirement date shall immediately expire without payment. The officer may exercise the option to the extent vested and exercisable any time before the 5th anniversary of the Normal Retirement date.

•
Performance Share Units. With the exception outlined below, the vesting and payment of the PSUs in a Normal Retirement scenario before the end of the applicable one-year or three-year performance period and on or after the end of such periods is identical to the vesting and payment in the death and disability scenarios discussed above for the PSUs during these respective time periods. However, if the Normal Retirement occurs on or after the end of the one-year performance period but before an applicable vesting date, the one-third of the 2019 PSUs subject to the Adjusted EBITDA goal (the “2019 Adjusted EBITDA PSUs”), the one-third of the 2020 PSUs subject to the Adjusted EBITDA goal (the “2020

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Adjusted EBITDA PSUs”), and the one-third of the 2021 Adjusted EBITDA PSUs, in each case that would have become vested on the next vesting date shall become vested and nonforfeitable as of the Normal Retirement date but be paid at the same time as if no retirement had occurred. Otherwise, any unearned or unvested PSUs shall be forfeited and cancelled on the Normal Retirement date or the last day of the performance period, as applicable. See “Payments After a Change in Control” for a discussion of treatment of the PSUs if a named executive officer terminates employment due to Normal Retirement within two years following a change in control.
Early Retirement
Solely with respect to the stock options awarded to Mr. Vasos in March 2020 (the “2020 Options”) and March 2021 (the “2021 Options”) and the 2020 PSUs and 2021 PSUs awarded to Mr. Vasos, in the event Mr. Vasos voluntarily terminates his employment after April 1, 2021 (with respect to the 2020 Options and the 2020 PSUs) or after April 1, 2022 (with respect to the 2021 Options and the 2021 PSUs), provided that: (1) he has provided written notice within a reasonable period of time prior to such date; (2) he has agreed in writing to provide reasonable transition services to our Board of Directors and his successor for up to 12 months (with respect to the 2020 Options and the 2020 PSUs) or up to 24 months (with respect to the 2021 Options and the 2021 PSUs) following his voluntary termination; (3) he agrees in writing to extend the “restricted period” of the Business Protection Provisions (as defined below under “Voluntary Termination with Good Reason or After Failure to Renew the Employment Agreement”) contained in his employment agreement from two years to three years; and (4) there is no basis to terminate him with cause (as defined in the governing agreement) (“Early Retirement”):
•
2020 Options and 2021 Options. Any outstanding unvested 2020 Options and 2021 Options shall remain outstanding following the Early Retirement date and become vested and exercisable on the scheduled vesting dates as if no such retirement had occurred. However, if: (1) Mr. Vasos violates any of the Business Protection Provisions following Early Retirement, any unvested 2020 Options and 2021 Options shall instead terminate and be forfeited; (2) Mr. Vasos dies or incurs a disability (as defined in the governing document) following Early Retirement, any unvested 2020 Options and 2021 Options shall instead become immediately vested and exercisable upon such death or disability; or (3) a change in control (as defined in the governing document) occurs following Early Retirement, any unvested 2020 Options and 2021 Options shall instead become immediately vested and exercisable upon such change in control. Mr. Vasos may exercise the 2020 Options and the 2021 Options to the extent vested and exercisable at any time before the 5th anniversary of the Early Retirement date. However, if we become aware of a violation by Mr. Vasos following Early Retirement of any of the Business Protection Provisions, any portion of the 2020 Options and the 2021 Options that vested following Early Retirement shall immediately be forfeited and subject to clawback and any unvested portion of the 2020 Options and the 2021 Options shall immediately be forfeited without payment.
•
2020 PSUs and 2021 PSUs. Any unearned or unvested 2020 PSUs and 2021 PSUs awarded to Mr. Vasos shall be forfeited and cancelled on the Early Retirement date except that: (1) if the Early Retirement occurs after the end of the applicable one-year performance period, any earned but unvested 2020 Adjusted EBITDA PSUs and 2021 Adjusted EBITDA PSUs shall remain outstanding and become vested and be paid on the scheduled vesting dates as if no such retirement had occurred; and (2) if the Early Retirement occurs before the vesting date, any 2021 PSUs subject to the three-year Adjusted ROIC performance goal (“2021 Adjusted ROIC PSUs”) shall remain outstanding and become vested (to the extent earned) and be paid on the scheduled vesting date as if no such retirement had occurred. However, (1) with respect to the 2020 Adjusted EBITDA PSUs and the 2021 Adjusted EBITDA PSUs, if, following the Early Retirement and prior to an applicable vesting date, Mr. Vasos dies or becomes disabled (as defined in the governing document) or there is a change in control (as defined in the governing document), then such unvested 2020 Adjusted EBITDA PSUs and 2021 Adjusted EBITDA PSUs instead shall become vested and nonforfeitable (to the extent earned) as of such death, disability or change in control, as applicable, but be paid on the scheduled vesting dates as if no such event had occurred; and (2) with respect to the 2021 Adjusted ROIC PSUs, if, following the Early Retirement and prior to the vesting date (a) Mr. Vasos dies or becomes disabled, then such unvested 2021 Adjusted ROIC PSUs instead shall become vested and nonforfeitable (to the extent earned) as of the end of the performance period or, if later, as of the date of such death or disability, as applicable, but be paid on the scheduled vesting date as if no such event had occurred; or (b) there is a change in control, then such unvested 2021 Adjusted ROIC PSUs instead shall become vested and nonforfeitable (to the extent earned, if the change in control occurs after the end of the performance period, or at the target level of performance, if the change in control occurs on or before the end of the performance period) as of such change in control, but be paid on the scheduled vesting date as if no such event had occurred. However, if we become aware of a violation by Mr. Vasos following Early

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Retirement of any of the Business Protection Provisions, then any of the 2020 PSUs and 2021 PSUs that vested following the Early Retirement shall immediately be forfeited and subject to clawback and any unvested 2020 PSUs and 2021 PSUs shall immediately be forfeited and cancelled. See “Payments After a Change in Control” for a discussion of treatment of the 2020 Adjusted EBITDA PSUs and the 2021 PSUs awarded to Mr. Vasos if he terminates employment due to Early Retirement within two years following a change in control.
Payments Upon Voluntary Termination
The payments to be made upon other voluntary termination scenarios vary depending upon whether the resignation occurs with or without “good reason” (as defined in the governing agreement) or after our failure to offer to renew, extend or replace the applicable employment agreement under certain circumstances.
Voluntary Termination with Good Reason or After Failure to Renew the Employment Agreement
If a named executive officer resigns with good reason, he or she will forfeit all then unvested equity awards and generally may exercise any outstanding vested options up to 90 days following the resignation date. If a named executive officer resigns under the circumstances described in (2) below, his or her equity will be treated as described under “Voluntary Termination without Good Reason” below. See “Payments After a Change in Control” for a discussion of treatment of equity awards if a named executive officer resigns with good reason within two years following a change in control.
If a named executive officer resigns (1) with good reason after giving 30 days (90 days in the case of Mr. Vasos) written notice within 30 days after the event purported to give rise to the claim for good reason and opportunity for us to cure any such claimed event within 30 days after receiving such notice, or (2) within 60 days (90 days in the case of Mr. Vasos) of our failure to offer to renew, extend or replace his or her employment agreement before, at or within 6 months (1 year in the case of Mr. Vasos) after the end of the agreement’s term (unless we enter into a mutually acceptable severance arrangement or the resignation is a result of the officer’s retirement or termination other than for good reason), then in each case the officer will receive the following benefits generally on or beginning on the 60th day after termination of employment but contingent upon the execution and effectiveness of a release of certain claims in the form attached to the employment agreement:
•
Continuation of base salary, generally as in effect immediately before the termination, for 24 months payable in accordance with our normal payroll cycle and procedures.

•
A lump sum payment of: (1) for Mr. Vasos, two times the amount of his annual target bonus under our annual bonus program in respect of the fiscal year in which his termination occurs; and (2) for each other named executive officer, two times the amount of the average percentage of target bonus paid to such officer under our annual bonus program with respect to our two most recently completed fiscal years (not including a fiscal year for which financial performance has not yet been certified) for which annual bonuses have been paid to executives under such program multiplied by such officer’s (A) target bonus level and (B) base salary (in each case, as applicable as of the date immediately preceding the employment termination or, if the termination is for good reason due to the reduction of the officer’s target bonus level or base salary, then his or her target bonus level and base salary applicable immediately prior to such reduction). If no bonus was paid to such officer with respect to one or both of the applicable fiscal years due to Dollar General’s performance or to individual performance (as opposed to ineligibility due to length of employment), then such bonus amount shall be zero in calculating the average. If the named executive officer was not eligible for a bonus with respect to one of the two applicable fiscal years due to length of employment, then such amount shall be calculated based upon the percentage of target bonus to such officer for the applicable fiscal year for which a bonus was paid. If no bonus was paid to the named executive officer with respect to the applicable fiscal years due to length of employment, then no such amount shall be paid.

•
Mr. Vasos also will receive a lump sum payment, payable when annual bonuses are paid to our other executives, of a pro-rata portion of the annual bonus, if any, that he would have been entitled to receive for the fiscal year of termination, if such termination had not occurred, based on our performance for the fiscal year in which his employment terminates, multiplied by a fraction, the numerator of which is the number of days during which he was employed by us in the fiscal year and the denominator of which is 365.

•
A lump sum payment of two times our annual contribution that would have been made in respect of the plan year in which such termination occurs for the named executive officer’s participation in our pharmacy, medical, dental and vision benefits programs.

•
Reasonable outplacement services until the earlier of one year or subsequent employment.

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EXECUTIVE COMPENSATION

Any amounts owed to a named executive officer in the form of salary continuation that would otherwise have been paid during the 60-day period after termination will instead be payable in a single lump sum on the 60th day after such termination and the remainder will be paid in the form of salary continuation payments over the remaining 24-month period as set forth above.
In certain cases, some or all of the payments and benefits provided on termination of employment may be delayed for six months following termination to comply with the requirements of Section 409A of the Internal Revenue Code. Any payment required to be delayed would be paid at the end of the six-month period in a lump sum, and any payments due after the six-month period would be paid at the normal payment date provided for under the applicable employment agreement.
To the extent permitted by law, if we reasonably believe a named executive officer engaged in conduct during employment that would have resulted in termination for cause, any unpaid severance amounts under the applicable employment agreement may be forfeited and we may seek to recover any severance amounts paid under the applicable employment agreement.
The named executive officer will forfeit any unpaid severance amounts, and we retain any other rights we have available under law or equity, upon a material breach of any continuing obligation under the applicable employment agreement or the release, which include the following business protection provisions (the “Business Protection Provisions”):
•
Such officer must maintain the confidentiality of, and refrain from disclosing or using, our (a) trade secrets for any period of time as the information remains a trade secret under applicable law and (b) confidential information for a period of two years following the termination date.

•
For two years after the termination date, such officer may not accept or work in a “competitive position” in a state where we maintain stores at the termination date or where we plan to open stores within six months of that date. “Competitive position” includes any employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement between the named executive officer and any person or entity engaged wholly or in material part in the business in which we are engaged (including, but not limited to, those entities identified in the applicable employment agreement), or any person or entity then planning to enter the discount consumable basics retail business, if such officer is required to perform services which are substantially similar to those he or she provided or directed at any time while employed by us.

•
For two years after the termination date, such officer may not recruit or induce any of our exempt employees to leave our employ and may not solicit or communicate with anyone who has a business relationship with us and with whom such officer had contact while employed by us if it would likely interfere with our business relationships or result in an unfair competitive advantage over us.
In addition, each named executive officer’s rights, payments and benefits with respect to any incentive compensation (whether cash or equity) shall be subject to any reduction, cancellation, forfeiture or recoupment, in whole or in part, upon the occurrence of certain specified events, as may be required by any applicable law, rule or regulation, by any applicable national exchange, or by a separate Dollar General clawback or recoupment policy.
Voluntary Termination without Good Reason
If a named executive officer otherwise resigns without good reason, he or she will forfeit all then unvested equity awards and generally may exercise any outstanding vested options up to 90 days following the resignation date.
Payments Upon Involuntary Termination
The payments to be made to a named executive officer upon involuntary termination vary depending upon whether termination is with or without “cause” (as defined in the governing document).
Involuntary Termination with Cause
Upon an involuntary termination with cause, a named executive officer will forfeit all unvested equity awards, all vested but unpaid PSUs and all vested but unexercised options.
Involuntary Termination without Cause
Upon an involuntary termination without cause, a named executive officer:
•
Will forfeit all then unvested equity awards.

•
Generally may exercise any outstanding vested options up to 90 days following the termination date.

•
Will receive the same severance payments and benefits on the same terms and conditions (except for the notice and cure provisions) as described under “Voluntary Termination with Good Reason or After Failure to Renew the Employment Agreement” above.

See “Payments After a Change in Control” for a discussion of the treatment of equity awards if the officer is involuntarily terminated without cause within two years following a change in control.

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EXECUTIVE COMPENSATION

Payments After a Change in Control
Equity Awards
•
Stock Options Awarded to Mr. Owen Prior to 2016. Mr. Owen will have one year from his termination date in which to exercise outstanding vested options granted prior to 2016 if he resigns or is involuntarily terminated within two years following a change in control (as defined in the governing document) under any scenario other than Normal Retirement or involuntary termination with cause, in which respective cases, he instead will have five years from the retirement date to exercise such vested options and will forfeit any vested but unexercised options held at the time of a termination with cause.

•
Other Stock Options and Performance Share Units. With respect to PSUs, if a change in control (as defined in the governing document) occurs on or before the end of an applicable performance period, and the named executive officer has remained continuously employed until the change in control, the target number of the applicable unvested PSUs shall be deemed earned but otherwise continue to be subject to the service and payment provisions, including applicable pro-ration requirements, of the applicable award agreement, unless the officer experiences a “qualifying termination” or, solely with respect the 2021 Adjusted ROIC PSUs awarded to Mr. Vasos, a “qualifying early retirement.” A change in control that occurs after the end of an applicable performance period with respect to PSUs, or that occurs at any time with respect to stock options, will have no effect upon any such PSUs or such stock options unless the named executive officer experiences a “qualifying termination” or, solely with respect to the 2020 Adjusted EBITDA PSUs and 2021 PSUs in each case awarded to Mr. Vasos, a “qualifying early retirement.”

Upon a named executive officer’s “qualifying termination,” which includes involuntary termination (including, with respect to the 2021 PSUs, due to a disability termination) without cause or resignation with good reason (unless cause to terminate exists), in each case as defined in the applicable award agreement, as well as voluntary resignation due to Normal Retirement (unless cause to terminate exists) in the case of PSUs, in each case within two years after a change in control (provided that the officer was continuously employed by us until the change in control): (1) all of his or her outstanding unvested options will immediately vest and become exercisable as to 100% of the shares underlying such options on the termination date, and the officer may exercise any outstanding vested options up to three years following the termination date; and (2) all of his or her previously earned, or deemed earned, but unvested PSUs that have not been previously forfeited will immediately vest, become nonforfeitable and be paid on the termination date (or the previously scheduled applicable vesting date if earlier) subject to a six-month delay if applicable to comply with Section 409A of the Internal Revenue Code. To qualify as a resignation with good reason for this purpose, the officer must have provided written notice of the existence of the circumstances providing grounds for resignation with good reason within 30 days of the initial existence of such grounds and must have given us at least 30 days from receipt of such notice to cure such condition. In addition, the resignation must have become effective no later than one year after the initial existence of the condition constituting good reason.
In the event of Mr. Vasos’s voluntary termination due to Early Retirement occurring within two years after a change in control as defined in the applicable award agreement (a “qualifying early retirement”), provided that he was continuously employed by us until the change in control, then all of his previously deemed earned but unvested 2021 Adjusted ROIC PSUs (in the event the change in control occurred on or before the end of the applicable performance period) and all of his previously earned by unvested 2020 Adjusted EBITDA PSUs and 2021 PSUs (in the event the change in control occurred after the end of an applicable performance period) that have not been previously forfeited will immediately vest, become nonforfeitable and be paid on the date of the qualifying early retirement (or the previously scheduled applicable vesting date if earlier) subject to a six-month delay if applicable to comply with Section 409A of the Internal Revenue Code. Notwithstanding the foregoing, if we become aware of a violation by Mr. Vasos following the qualifying early retirement of any of the Business Protection Provisions, then any of the 2020 PSUs or 2021 PSUs that vested following the qualifying early retirement shall immediately be forfeited and subject to clawback.
Other Payments
Except as otherwise described above with respect to equity awards, upon an involuntary termination without cause or a resignation with good reason following a change in control (in each case as defined in the governing document), a named executive officer will receive the same severance payments and benefits as described above under “Voluntary Termination with Good Reason or After Failure to Renew the Employment Agreement.”
In the event of a change in control as defined in Section 280G of the Internal Revenue Code, each named executive officer’s employment agreement provides for capped payments (taking into consideration all payments and benefits covered by

422022 Proxy Statement

EXECUTIVE COMPENSATION

such Section 280G) of  $1 less than the amount that would trigger the “golden parachute” excise tax under federal income tax rules (the “excise tax”) unless he or she signs a release and the after-tax benefit would be at least $50,000 more than it would be without capping the payments. In such case, such officer’s payments and benefits would not be capped and he or she would be responsible for the excise tax payment. We would not pay any additional amount to cover the excise tax. The table below reflects the uncapped amounts, subject to reduction in the circumstances described in this paragraph.
The following table reflects potential payments to each named executive officer in various termination and change in control scenarios based on compensation, benefit and equity levels in effect on, and assuming the scenario was effective as of, January 28, 2022. For stock valuations, we have used the closing price of our stock on the NYSE on January 28, 2022 ($204.33). The table below reports only amounts that are increased, accelerated or otherwise paid or owed as a result of the applicable scenario and, as a result, exclude earned but unpaid base salary through the employment termination date and equity awards and CDP/SERP Plan benefits that had vested prior to the event. For more information regarding the CDP/SERP Plan benefits, see “Nonqualified Deferred Compensation Fiscal 2021” above. The table also excludes any amounts that are available generally to all salaried employees and do not discriminate in favor of our executive officers. The amounts shown are merely estimates. We cannot determine actual amounts to be paid until a termination or change in control scenario occurs.

   2022 Proxy Statement43

EXECUTIVE COMPENSATION

Potential Payments to Named Executive Officers Upon Occurrence of Various Termination Events or Change in Control as of January 28, 2022
Name/Item	Death ($)(3)	Disability ($)(3)	Retirement ($)(4)	Voluntary Without Good Reason ($)	Involuntary Without Cause or Voluntary With Good Reason ($)	Involuntary With Cause ($)	Change in Control With Qualifying Termination ($)
Mr. Vasos
Equity Vesting Due to Event(1)	47,930,352	47,930,352	15,669,466	n/a	n/a	n/a	35,253,720
Cash Severance	4,544,529	n/a	n/a	n/a	11,294,529	n/a	11,294,529
Health Payment	n/a	n/a	n/a	n/a	23,834	n/a	23,834
Outplacement(2)	n/a	n/a	n/a	n/a	8,500	n/a	8,500
Life Insurance Proceeds	3,375,000	n/a	n/a	n/a	n/a	n/a	n/a
Total	55,849,881	47,930,352	15,669,466	n/a	11,326,863	n/a	46,580,582
Mr. Garratt
Equity Vesting Due to Event(1)	8,183,358	8,183,358	n/a	n/a	n/a	n/a	6,025,224
Cash Severance	1,344,028	n/a	n/a	n/a	4,225,660	n/a	4,225,660
Health Payment	n/a	n/a	n/a	n/a	11,647	n/a	11,647
Outplacement(2)	n/a	n/a	n/a	n/a	8,500	n/a	8,500
Life Insurance Proceeds	1,997,000	n/a	n/a	n/a	n/a	n/a	n/a
Total	11,524,386	8,183,358	n/a	n/a	4,245,808	n/a	10,271,032
Mr. Owen
Equity Vesting Due to Event(1)	10,543,326	10,543,326	n/a	n/a	n/a	n/a	7,866,603
Cash Severance	1,904,528	n/a	n/a	n/a	5,422,129	n/a	5,422,129
Health Payment	n/a	n/a	n/a	n/a	25,447	n/a	25,447
Outplacement(2)	n/a	n/a	n/a	n/a	8,500	n/a	8,500
Life Insurance Proceeds	2,122,000	n/a	n/a	n/a	n/a	n/a	n/a
Total	14,569,854	10,543,326	n/a	n/a	5,456,076	n/a	13,322,679
Ms. Taylor
Equity Vesting Due to Event(1)	8,018,979	8,018,979	n/a	n/a	n/a	n/a	5,877,600
Cash Severance	1,059,788	n/a	n/a	n/a	3,332,002	n/a	3,332,002
Health Payment	n/a	n/a	n/a	n/a	24,474	n/a	24,474
Outplacement(2)	n/a	n/a	n/a	n/a	8,500	n/a	8,500
Life Insurance Proceeds	1,575,000	n/a	n/a	n/a	n/a	n/a	n/a
Total	10,653,767	8,018,979	n/a	n/a	3,364,975	n/a	9,242,575
Mr. Wenkoff
Equity Vesting Due to Event(1)	7,745,211	7,745,211	n/a	n/a	n/a	n/a	5,691,285
Cash Severance	1,051,974	n/a	n/a	n/a	3,307,437	n/a	3,307,437
Health Payment	n/a	n/a	n/a	n/a	25,447	n/a	25,447
Outplacement(2)	n/a	n/a	n/a	n/a	8,500	n/a	8,500
Life Insurance Proceeds	1,563,000	n/a	n/a	n/a	n/a	n/a	n/a
Total	10,360,185	7,745,211	n/a	n/a	3,341,383	n/a	9,032,668

(1)
For the portion of the 2020 PSUs and 2021 PSUs that are subject to performance for periods ending after January 28, 2022, the value included in the Death, Disability and Retirement columns assumes a maximum payout of 300%, prorated for a death, disability or retirement termination scenario occurring on January 28, 2022.

(2)
Estimated based on information provided by our outplacement services provider.

(3)
In addition to the amounts reported above, dependent upon the cause of death or the loss suffered, a named executive officer also may be eligible to receive payment of up to $50,000 under our group accidental death & dismemberment program.

(4)
Mr. Vasos was eligible for Early Retirement solely with respect to his 2020 equity awards ($10,816,621) and for Normal Retirement solely with respect to his 2021 equity awards ($4,852,845) on January 28, 2022. None of the remaining named executive officers were eligible for retirement on January 28, 2022.

442022 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Committee Interlocks and Insider Participation
None of Ms. Fili-Krushel or Messrs. Bryant and McGuire, each of whom was a member of our Compensation Committee during all or a portion of 2021: (1) was at any time during 2021 an officer or employee, or was at any time prior to 2021 an officer, of Dollar General or any of our subsidiaries; or (2) had any relationship requiring disclosure under “Transactions with Management and Others.” Also, none of our executive officers serves, or in the past fiscal year has served, as a director or compensation committee (or equivalent committee) member of any entity that has an executive officer serving as a Dollar General director or Compensation Committee member.
Compensation Risk Considerations
In March 2022, our Compensation Committee reviewed a risk assessment of our compensation program for employees, including executive officers, prepared by its compensation consultant with input from management. The assessment included a review of our compensation programs for certain design features which could potentially encourage excessive risk-taking or otherwise create risk to Dollar General. The Committee concluded, after considering the degree to which risk-aggravating factors were offset by risk-mitigating factors, that the net risks created by our overall compensation program are not reasonably likely to have a material adverse effect on Dollar General.
Pay Ratio Disclosure
As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and our Chief Executive Officer (our “CEO”).
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below.
The 2021 annual total compensation of the median compensated employee (a part-time store associate) of our temporary, part-time and full-time employee base who were employed as of the last day of our 2021 fiscal year (January 28, 2022), other than our CEO, was $17,773; our CEO’s 2021 annual total compensation was $16,618,873 and the ratio of these amounts is 1:935.
As of January 28, 2022, our total population, excluding the CEO, consisted of 153,024 compensated employees, of which 123 were located in non-U.S. jurisdictions as follows: Hong Kong (12); China (90); Mexico (20); and Turkey (1). Pursuant to SEC rules, we excluded all such 123 non-U.S. employees. After applying this exemption, the employee population used to identify the median employee consisted of 152,901 temporary, part-time and full-time employees located solely in the U.S.
To identify the median compensated employee, we used W-2 Box 5 Medicare wages for the period from January 30, 2021 (the first day of our 2021 fiscal year) through January 28, 2022 (the last day of our 2021 fiscal year), with such amounts annualized for those permanent employees who did not work for the full year.
The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

   2022 Proxy Statement45

SECURITY OWNERSHIP
The following tables show the amount of our common stock beneficially owned by the listed persons as of March 16, 2022. For purposes of such tables, a person “beneficially owns” a security if that person has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days. Unless otherwise noted, to our knowledge these persons have sole voting and investment power over the shares listed. Percentage computations are based on 228,784,867 shares of our common stock outstanding as of March 16, 2022.
Security Ownership of Certain Beneficial Owners
The following table pertains to beneficial ownership by those known by us to beneficially own more than 5% of our common stock.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
T. Rowe Price Associates, Inc.(1)	18,522,760	8.1%
BlackRock, Inc.(2)	18,399,415	8.0%
The Vanguard Group(3)	18,009,857	7.9%
Capital World Investors(4)	15,508,790	6.8%

(1)
T. Rowe Price Associates, Inc. has sole power to vote or direct the vote of 7,501,388 shares and sole power to dispose or direct the disposition of 18,522,760 shares. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. All information is based solely on Amendment No. 7 to Statement on Schedule 13G filed on February 14, 2022.

(2)
BlackRock, Inc., through various subsidiaries, has sole power to vote or direct the vote of 16,221,967 shares and sole power to dispose or direct the disposition of 18,399,415 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. All information is based solely on Amendment No. 7 to Statement on Schedule 13G filed on February 1, 2022.

(3)
The Vanguard Group has shared power to vote or direct the vote of 381,996 shares, sole power to dispose or direct the disposition of 17,056,079 shares, and shared power to dispose or direct the disposition of 953,778 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. All information is based solely on Amendment No. 8 to Statement on Schedule 13G filed on February 9, 2022.

(4)
Capital World Investors, a division of Capital Research and Management Company and certain of its investment management subsidiaries and affiliates, has sole power to vote or direct the vote and sole power to dispose or direct the disposition of 15,508,790 shares. The address of Capital World Investors is 333 South Hope Street, 55th Floor, Los Angeles, California 90071. All information is based solely on Statement on Schedule 13G filed on February 11, 2022.

462022 Proxy Statement

SECURITY OWNERSHIP

Security Ownership of Officers and Directors
The following table pertains to beneficial ownership of our directors, nominees and named executive officers individually and to our current directors and all of our current executive officers as a group. These persons may be contacted at our executive offices.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class
Warren F. Bryant	39,473	*
Michael M. Calbert(3)	110,582	*
Patricia D. Fili-Krushel(4)	27,352	*
Timothy I. McGuire	6,819	*
William C. Rhodes, III(5)	49,988	*
Debra A. Sandler	1,259	*
Ralph E. Santana	—	—
Todd J. Vasos	424,771	*
John W. Garratt	55,467	*
Jeffery C. Owen	226,402	*
Rhonda M. Taylor	98,350	*
Carman R. Wenkoff	97,139	*
All current directors and executive officers as a group (17 persons)(3)(4)(5)	1,373,628	*

*
Denotes less than 1% of class.

(1)
Share totals have been rounded to the nearest whole share.

(2)
Includes the following number of shares (1) underlying RSUs (including RSUs credited, where applicable, as a result of dividend equivalents earned with respect to the RSUs) and earned PSUs that are or could be settleable within 60 days of March 16, 2022, over which the person will not have voting or investment power until the applicable RSUs and PSUs are settled, and (2) subject to options exercisable either currently or within 60 days of March 16, 2022, over which the person will not have voting or investment power until exercised: Mr. Bryant (2,831 RSUs; 8,833 options); Mr. Calbert (22,873 RSUs; 8,833 options); Ms. Fili-Krushel (781 RSUs; 8,833 options); Mr. McGuire (781 RSUs); Mr. Rhodes (781 RSUs); Ms. Sandler (781 RSUs); Mr. Vasos (81,216 PSUs; 169,006 options); Mr. Garratt (13,758 PSUs; 23,155 options); Mr. Owen (16,573 PSUs; 181,938 options); Ms. Taylor (13,881 PSUs; 60,140 options); Mr. Wenkoff  (13,151 PSUs; 73,383 options); and all current directors and executive officers as a group (31,182 RSUs; 152,386 PSUs; 715,400 options). Such shares are considered outstanding for computing the percentage owned by each named person and by the group but not for any other person. Excludes shares underlying RSUs that are vested but deferred at the election of Ms. Sandler and Mr. Santana, but over which such persons will not have voting or investment power until the applicable RSUs are settled on a date that is later than 60 days after March 16, 2022.

(3)
Mr. Calbert shares voting and investment power over 65,953 shares with his spouse, Barbara Calbert, as co-trustee of The Michael and Barbara Calbert 2007 Joint Revocable Trust.

(4)
Ms. Fili-Krushel shares voting and investment power over 7,591 shares with her spouse, Kenneth Krushel.

(5)
Mr. Rhodes shares voting and investment power over 16,367 shares with his spouse, Amy Rhodes, as power of attorney of The Amy Plunkett Rhodes Revocable Living Trust, dated July 30, 2014.

Delinquent Section 16(a) Reports
The U.S. securities laws require our executive officers, directors and greater than 10% shareholders to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Based solely upon a review of these reports furnished to us during and with respect to 2021, or written representations that no Form 5 reports were required, we believe that each of those persons filed, on a timely basis, the reports required by Section 16(a) of the Exchange Act, except that Mr. Owen filed one Form 4 in 2021 (representing one transaction during 2021) that was not reported on a timely basis. The untimely Form 4 was filed to correct an otherwise timely filed Form 4 which, due to a third party reporting error, underreported the number of shares withheld for the payment of taxes in connection with the vesting and payment of certain PSUs.

   2022 Proxy Statement47

PROPOSAL 2: Advisory Vote to Approve Named Executive Officer Compensation
In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, we provide our shareholders each year with an opportunity to vote on an advisory basis on the compensation paid to our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K. Accordingly, you may vote on the following resolution at the annual meeting: “RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Dollar General’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosures in this proxy statement.”
As discussed in detail in the “Compensation Discussion and Analysis” section, the Compensation Committee actively oversees our executive compensation program, adopting changes and awarding compensation as appropriate to reflect Dollar General’s circumstances and to promote the main objectives of the program. Our compensation programs are designed to attract, retain and motivate persons with superior ability, to reward outstanding performance, and to align the long-term interests of our named executive officers with those of our shareholders. Under these programs, our named executive officers are rewarded for the achievement of specific annual and long-term goals and the realization of increased shareholder value. We firmly believe that the information we have provided in this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure alignment of management’s and shareholders’ interests to support long-term value creation. At our 2021 annual meeting of shareholders, over 90% of shareholder votes were cast in support of our executive compensation program.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. This vote also is not a vote on director compensation, as described under “Director Compensation,” or on our compensation policies as they relate to risk management, as described under “Compensation Risk Considerations” in the “Executive Compensation” section.
Our Board of Directors is asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement in accordance with SEC rules by voting for this proposal. Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded and will not be binding on or overrule any decisions by the Compensation Committee or the Board. Nonetheless, our Board and the Compensation Committee value our shareholders’ views and intend to consider the outcome of the vote, along with other relevant factors, when making future named executive officer compensation decisions.

The Board of Directors unanimously recommends that shareholders vote FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement.

482022 Proxy Statement

AUDIT COMMITTEE REPORT
The Audit Committee of our Board of Directors has:
•
reviewed and discussed with management the audited financial statements for the fiscal year ended January 28, 2022,

•
discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC,

•
received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and

•
discussed with Ernst & Young LLP the independence of Ernst & Young LLP.

Based on these reviews and discussions, the Audit Committee unanimously recommended to the Board of Directors that Dollar General’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 28, 2022, for filing with the SEC.
This report has been furnished by the members of the Audit Committee:
•
William C. Rhodes, III, Chairman

•
Warren F. Bryant

•
Debra A. Sandler

The above Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Dollar General filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Dollar General specifically incorporates this report by reference therein.

   2022 Proxy Statement49

PROPOSAL 3: Ratification of Appointment of Auditors
Who is responsible for the selection of the independent auditor?
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditor.
Is the Audit Committee involved in the lead audit partner selection process?
Yes. Prior to the selection of a lead audit partner, the Chairman of the Audit Committee, typically one additional Audit Committee member, and the Chairman of the Board interview the candidates. Following the interviews, the Audit Committee discusses each candidate’s credentials, experience level and independence prior to making the final selection.
Does the Audit Committee evaluate the independent auditor and the lead audit partner?
Yes. The Audit Committee annually evaluates the lead audit partner, as well as the independent auditor’s qualifications, performance and independence. The evaluation, which includes the input of management, entails consideration of a broad range of factors, including the quality of services and sufficiency of resources that have been provided; the skills, knowledge and experience of the firm and the audit team; the effectiveness and sufficiency of communications and interactions; independence and level of objectivity and professional skepticism; reasonableness of fees; and other factors.
Who has the Audit Committee selected as the independent auditor?
After conducting the evaluation process discussed above, the Audit Committee selected Ernst & Young LLP as our independent auditor for the 2022 fiscal year. Ernst & Young LLP has served in that capacity since October 2001. The Audit Committee and the Board of Directors believe that the continued retention of Ernst & Young LLP is in the best interests of Dollar General and our shareholders.
Will representatives of Ernst & Young LLP attend the annual meeting?
Representatives of Ernst & Young LLP have been requested and are expected to attend the annual meeting. These representatives will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.
What if shareholders do not ratify the appointment?
The Audit Committee is not bound by a vote either for or against the firm. If the shareholders do not ratify this appointment, our Audit Committee will consider that result in selecting our independent auditor in the future.

The Board of Directors unanimously recommends that shareholders vote FOR the ratification of Ernst & Young LLP as our independent auditor for the 2022 fiscal year.

502022 Proxy Statement

FEES PAID TO AUDITORS
The table below lists the aggregate fees for professional audit services rendered to us by Ernst & Young LLP for the audit of our consolidated financial statements for the past two fiscal years and fees billed for other services rendered by Ernst & Young LLP during the past two fiscal years. Information related to audit fees for 2021 includes amounts billed through January 28, 2022, and additional amounts estimated to be billed for the 2021 period for services rendered.

Service	2021 Aggregate Fees Billed ($)	2020 Aggregate Fees Billed ($)
Audit Fees(1)	2,680,086	2,704,793
Audit-Related Fees(2)	—	—
Tax Fees(3)	2,418,017	2,231,915
All Other Fees(4)	5,325	6,450

(1)
Represents for each fiscal year the aggregate fees billed for professional services for the audit of our annual financial statements and review of financial statements included in our Forms 10-Q and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)
Represents for each fiscal year the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.

(3)
Represents for each fiscal year the aggregate fees billed for professional services for tax compliance, tax advice and tax planning. 2021 and 2020 fees relate primarily to tax compliance services, which represented $2,155,935 and $1,903,870 in 2021 and 2020, respectively, for work related to work opportunity tax credit assistance, foreign sourcing offices’ tax compliance, state tax credit assistance, and other federal job credits. Tax fees for 2021 also included fees for tax advisory services related to start up and initial year services related to Mexico. The remaining tax fees for each such year are for tax advisory services related to inventory, as well as income tax advisory services.

(4)
Represents for each fiscal year the aggregate fees billed for other products and services, which in each year consisted solely of subscription fees to an on-line accounting research tool.

The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent auditor. Where feasible, the Committee considers and, when appropriate, pre-approves services at regularly scheduled meetings after disclosure by management and the independent auditor of the nature of the proposed services, the estimated fees (when available), and their opinions that the services will not impair the independence of the independent auditor. The Committee’s Chairman (or any Committee member if the Chairman is unavailable) may pre-approve such services between Committee meetings and must report to the Committee at its next meeting with respect to all services so pre-approved. The Committee pre-approved 100% of the services provided by Ernst & Young LLP during 2021 and 2020.

   2022 Proxy Statement51

PROPOSAL 4: Shareholder Proposal Requesting Political Spending Disclosure
Introduction and Board of Directors’ Recommendation
John Chevedden (the “Proponent”), located at 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, has notified us that he intends to present at the annual meeting the shareholder proposal set forth below. The Proponent has provided us with documentation indicating that he is the beneficial owner of at least 40 shares of our common stock. The shareholder proposal will be voted upon at the annual meeting if the
Proponent or his qualified representative is present at the annual meeting and properly presents the shareholder proposal for a vote.
Dollar General is not responsible for the accuracy or content of the shareholder proposal, which is printed verbatim as received in accordance with SEC rules, and we have not endeavored to correct any erroneous statements or typographical errors it may contain.

The Board of Directors unanimously recommends that shareholders vote AGAINST Proposal 4 for the reasons set forth in the Board’s Statement in Opposition, which follows the shareholder proposal.
Shareholder Proposal
Proposal 4-
Political Spending Disclosure
Resolved, that the shareholders of Dollar General Corporation (“Dollar General” or “Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:
1.
Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any campaign on behalf of  (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.
Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.
The identity of the recipient as well as the amount paid to each; and

b.
The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website within 12 months from the date of the annual meeting. This proposal does not encompass lobbying spending.
Supporting Statement
As a long-term shareholders of Dollar General, I support transparency and accountability in corporate electoral spending. This includes any activity considered intervention in a political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations, and independent expenditures or electioneering communications on behalf of federal, state, or local candidates.
A company’s reputation, value, and bottom line can be adversely impacted by spending that is conducted blindly. The risk is especially serious when giving to trade associations, Super PACs, 527 committees, and “social welfare” organizations - groups that routinely pass money to or spend on behalf of candidates and political causes that a company might not otherwise wish to support.
The Conference Board’s 2021 “Under a Microscope” report <https://www.conference-board.org/publications/Under-a-Microscope-ES> details these risks, recommends the process suggested in this proposal, and warns “a new era of stakeholder scrutiny, social media, and political polarization has propelled corporate political activity—and the risks that come with it—into the spotlight. Political activity can pose increasingly significant risks for companies, including the perception that political contributions—and other forms of activity—are at odds with core company values.”
This proposal asks Dollar General to disclose all of its electoral spending, including payments to trade associations and other tax-exempt organizations which may be used for electoral purposes—and are otherwise undisclosed. This would bring our Company in line with a growing number of leading companies, including

522022 Proxy Statement

PROPOSAL 4: Shareholder Proposal

Yum! Brands, Kohl’s, and Lowe’s, which present this information on their websites.
Without knowing the recipients of our company’s political dollars shareholders cannot sufficiently assess whether our company’s election-related spending aligns or conflicts with its policies on climate change and sustainability. I ask your support for this critical governance reform.
Political Spending Disclosure—Proposal 4
Board of Directors’ Statement in Opposition to Proposal 4
Our Board of Directors has carefully considered this shareholder proposal and while the Board generally supports the proposal’s stated objectives of transparency and accountability, it believes that the proposal is not in the best interests of the Company or our shareholders for the reasons outlined below. Accordingly, the Board unanimously recommends that shareholders vote AGAINST this Proposal 4.
Our political contributions are limited and immaterial.
We do not directly make contributions or expenditures to participate or intervene in any campaign on behalf of, or in opposition to, any candidate for public office or to influence the general public with respect to the candidate for a specific election at the federal, state or local level. Further, we do not have a Company-sponsored Political Action Committee.
We participate in certain industry trade organizations, primarily Retail Industry Leaders Association, for many important reasons, including business, technical, and industry standard-setting expertise. While we may not support each of the initiatives of every association in which we participate or align with every position of every association to which we belong, we believe it is important to participate in the discussions these organizations have on industry-relevant topics so that important decisions that may affect our business, employees, customers, and shareholders are made with our input.
Our Political Activities Policy is publicly available, and we make any direct or indirect political contributions pursuant to this policy, with appropriate oversight, and in compliance with all applicable laws and regulations.
Our Political Activities Policy, which was adopted by the Nominating and Governance Committee of our Board of Directors this year, codifies our positions on political activities. This policy is publicly available on our website located at https://www.dollargeneral.com/
about-us/corporate-social-responsibility.html and provides for significant oversight of our limited political contributions. Specifically, pre-approval by our Chief Executive Officer is required for any permitted direct Company political contributions, specifically those directly made to influence the general public with respect to a referendum. Further, any Company contributions or expenditures of greater than $10,000 directly made to entities organized under Section 527, 501(c)(4), or 501(c)(6) of the Internal Revenue Code, which, because of the nature of these organizations, may be used for political purposes (thus, potentially “indirect political contributions”), must be approved in advance by each of our Vice President of Government Affairs, Executive Vice President & General Counsel, and Chief Executive Officer.
Our Nominating and Governance Committee has significant oversight over our political contributions.
Our Nominating and Governance Committee oversees management’s efforts on significant issues relating to political contributions in accordance with the Nominating and Governance Committee Charter. In connection with this oversight, as mentioned above, the Committee reviewed and approved our Political Activities Policy. Additionally, the Committee will review and approve any future changes to this policy and annually review any Company political contributions requiring public disclosure pursuant to this policy.
Beginning with our completed 2022 fiscal year, we will annually and publicly report on all direct Company political contributions and indirect Company political contributions of greater than $10,000.
We will publicly report on an annual basis, beginning with our 2022 fiscal year, on any direct Company political contributions and any indirect Company political contributions of greater than $10,000 as outlined in our Political Activities Policy. Given the limited frequency and amount of our political contributions of any kind, we believe that annual reporting is most appropriate, and that producing the report on a semiannual basis as requested by the proposal would be burdensome and an unnecessary use of the Company’s resources without commensurate benefit.
Conclusion
In summary, our Board of Directors opposes this Proposal 4 because the Board believes that the Company already complies, or is committed to complying, with the vast majority of the requests contained within the proposal and that the Company’s Political Activities Policy provides appropriate oversight and reporting of the Company’s political contributions.

The Board of Directors unanimously recommends that shareholders vote AGAINST Proposal 4.

   2022 Proxy Statement53

SHAREHOLDER PROPOSALS FOR 2023 ANNUAL MEETING
All shareholder proposals and notices discussed below must be mailed to Corporate Secretary, Dollar General Corporation, 100 Mission Ridge, Goodlettsville, Tennessee 37072. Shareholder proposals and director nominations that are not included in our proxy materials will not be considered at any annual meeting of shareholders unless such proposals have complied with the requirements of our Bylaws.
Shareholder Proposals
To be considered for inclusion in our proxy materials relating to the 2023 annual meeting of shareholders (the “2023 Annual Meeting”), eligible shareholders must submit proposals that comply with Rule 14a-8 under the Exchange Act and other relevant SEC regulations for our receipt by December 2, 2022.
New Business at 2023 Annual Meeting
To introduce new business outside of the Rule 14-8 process or to nominate directors (other than a proxy access nomination, which is described below) at the 2023 Annual Meeting, or to recommend a candidate for our Nominating Committee’s consideration, you must deliver written notice to us no earlier than the close of business on January 25, 2023, and no later than the close of business on February 24, 2023, and comply with the advance notice provisions of our Bylaws. If we do not receive a properly submitted proposal by February 24, 2023, then the proxies held by our management may provide the discretion to vote against such proposal even though the proposal is not discussed in our proxy materials sent in connection with the 2023 Annual Meeting.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 27, 2023.
Proxy Access
Our Bylaws contain proxy access provisions that permit a shareholder, or a group of up to 20 shareholders, owning 3% or more of our stock continuously for at least three years, to nominate and include in our proxy materials candidates for election as directors. Such shareholder or group may nominate up to 20% of our Board, provided that the shareholder or group and the nominee(s) satisfy the requirements specified in our Bylaws. In order to be properly brought before our 2023 Annual Meeting, an eligible shareholder’s notice of nomination of a director candidate pursuant to the proxy access provisions of our Bylaws must be received by us no earlier than the close of business on November 2, 2022, and no later than the close of business on December 2, 2022, and comply with the other relevant provisions of our Bylaws pertaining to proxy access nominees.

542022 Proxy Statement

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D72253-P66673

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

DOLLAR GENERAL CORPORATION

The Board of Directors recommends you vote FOR each of the listed nominees.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Warren F. Bryant	☐	☐	☐
1b. Michael M. Calbert	☐	☐	☐
1c. Patricia D. Fili-Krushel	☐	☐	☐
1d. Timothy I. McGuire	☐	☐	☐
1e. William C. Rhodes, III	☐	☐	☐
1f. Debra A. Sandler	☐	☐	☐
1g. Ralph E. Santana	☐	☐	☐
1h. Todd J. Vasos	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3.

	For	**Against**	**Abstain**
2. To approve, on an advisory (non-binding) basis, the resolution regarding the compensation of Dollar General Corporation's named executive officers as disclosed in the proxy statement.	☐	☐	☐
3. To ratify the appointment of Ernst & Young LLP as Dollar General Corporation's independent registered public accounting firm for fiscal 2022.	☐	☐	☐

The Board of Directors recommends you vote AGAINST Proposal 4.

	For	**Against**	**Abstain**
4. To vote on a shareholder proposal requesting political spending disclosure.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

DOLLAR GENERAL CORPORATION ATTN: INVESTOR RELATIONS100 MISSION RIDGEGOODLETTSVILLE, TN 37072 SCAN TOVIEW MATERIALS & VOTEVOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time on May 24, 2022. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.VOTE BY PHONE - 1-800-690-
6903Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time on May 24, 2022. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. IF YOU ARE NOT VOTING BY INTERNET OR PHONE,TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:D72253-P66673THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.D72254-P66673DOLLAR GENERAL CORPORATIONProxy solicited by and on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on May 25, 2022The undersigned shareholder(s) of Dollar General Corporation, a Tennessee corporation (the "Company"), hereby acknowledge(s) receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 1, 2022, and hereby appoint(s) Christine L. Connolly and Elizabeth S. Inman, or either of them, proxies, each with full power of substitution, and authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all shares of common stock of the Company that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders of the Company to be held May 25, 2022 at 9:00 A.M. Central Time, in the Goodlettsville City Hall
Auditorium, located at 105 South Main Street, Goodlettsville, Tennessee, and at any adjournment(s) thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR each of the nominees for director in Proposal 1, FOR Proposals 2 and 3, AGAINST Proposal 4, and in the discretion of the proxies upon such other business as may properly come before the meeting or any adjournment(s) thereof.Continued and to be signed on reverse side